EXHIBIT 10.1
EXECUTION COPY
PARAMOUNT PETROLEUM CORPORATION
STOCK PURCHASE AGREEMENT
AMONG
THE STOCKHOLDERS OF
PARAMOUNT PETROLEUM CORPORATION
AND
ALON USA ENERGY, INC.
DATED AS OF April 28, 2006

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	1

ARTICLE II STOCK PURCHASE	10
2.1 Deposit	10
2.2 Sale and Delivery	11
2.3 Purchase Price	11
2.4 Adjustment to the Closing Payment	13
2.5 Dispute Resolution of Calculation of Purchase Price	15
2.6 Closing	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS	17
3.1 Ownership of the Shares and Options	17
3.2 Authorization, Validity, and Effect of Agreements	18
3.3 No Violations	18
3.4 Trusts	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE COMPANY AND ITS SUBSIDIARIES	19
4.1 Existence; Good Standing	19
4.2 Capitalization	19
4.3 Acquired Subsidiaries and Other Interests	20
4.4 Material Contracts; No Violation	21
4.5 Financial Statements; No Undisclosed Liabilities	24
4.6 No Violations; Consents	25
4.7 Compliance; Permits; Litigation	25
4.8 Absence of Certain Changes	26
4.9 Taxes	27
4.10 Certain Employee Plans	28
4.11 Labor Matters	29
4.12 Environmental Matters	30
4.13 Related Party Transactions	31
4.14 Business Activities	31
4.15 Real Property	32
4.16 Intellectual Property	34
4.17 Inventories	34
4.18 Accounts Receivable	34
4.19 Other Assets	35
4.20 Insurance	35
4.21 Bank Accounts	36
4.22 No Brokers	36
4.23 Customers and Suppliers	36
4.24 Limitations on Representations and Warranties	36

i

EXHIBITS

Exhibit A	Deposit Escrow Agreement
Exhibit B	Holdback Escrow Agreement

SCHEDULES

Schedule 1(a)	Sellers’ Knowledge
Schedule 1(b)	Alon’s Knowledge
Schedule 2.3(a)	December Adjusted Book Value
1. December 31, 2005 Inventory Value by Acquired Company
Schedule 2.3(b)	Hypothetical Example
1. Hypothetical Calculation of Cash Payment
2. Assumptions for Hypothetical Closing Date Cash Payment
3. Hypothetical Closing Date Inventory Valuation Worksheet
4. Hypothetical Closing Date Inventory Value by Acquired Company
Schedule 2.3(c)	Consideration Per Seller
Schedule 2.3(d)	1031 Potential Properties
Schedule 2.4(b)(i)	Inventory Valuation
1. Quality and Measurement Protocol
Schedule 2.4(b)(ii)	Calculation
Schedule 2.4(b)(iii)	Example Calculation
Schedule 6.5	Seller Law Firms
Schedule 6.7	Current Negotiations With Respect to Portions of the Business or Assets of the Acquired Companies

Sellers’ Disclosure Schedule

Section 3.1(a)	Ownership of Shares
Section 3.1(b)	Option Agreements
Section 3.4	Trusts
Section 4.2(c)	Obligations to Repurchase or Redeem
Section 4.3(a)	Subsidiaries
Section 4.3(c)	Interests in Subsidiaries Capital Stock
Section 4.3(d)	Rights to Redeem or Make an Investment
Section 4.4(a)	Material Contracts
Section 4.4(b)	Exceptions to Material Contracts
Section 4.4(d)	Consents and Approvals
Section 4.5(a)	Financial Statements
Section 4.5(d)	Undisclosed Liabilities
Section 4.7(c)	Litigation
Section 4.7(d)	Acquired Companies Litigation
Section 4.8	Absence of Certain Changes
Section 4.10(a)	Company Benefit Plans

Section 4.10(b)	Qualification; Multi-Employer Plans
Section 4.10(c)	Benefits to Former Employees
Section 4.10(e)	Change in Control Arrangements
Section 4.10(f)	New or Modifications to Company Benefit Plans
Section 4.11(a)	Employees
Section 4.11(b)	Collective Bargaining and Other Labor Agreements
Section 4.11(d)	Employment Disputes
Section 4.12	Environmental Matters
Section 4.13	Related Party Transactions

Section 4.15(a)	Owned Real Property
Section 4.15(b)	Leased Real Property
Section 4.15(e)	Condemnation and Eminent Domain Proceedings
Section 4.15(f)	Exceptions to Permits and Rights of Ways for Access
Section 4.15(i)	Easements, Rights of Way, Licenses, Permits, and Other Similar Rights
Section 4.15(i)(B)	Material Default of Material Easements, Rights of Way, Licenses, Permits and Other Similar Rights
Section 4.16(a)	Intellectual Property of the Acquired Companies
Section 4.16(b)	Liens on Intellectual Property
Section 4.16(c)	Rights to the Intellectual Property
Section 4.18	Accounts Receivable
Section 4.19	Other Assets; Liens
Section 4.20(a)	Insurance Policies
Section 4.20(b)	Potential Premium Increases
Section 4.20(c)	Material Open Insurance Claims
Section 4.21	Bank Accounts
Section 4.22	Brokers
Section 4.23(a)	Customers and Suppliers
Section 4.23(b)	Business Relationships

v

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of April 28, 2006, by and among Alon USA Energy, Inc., a Delaware corporation (“Alon”), and the stockholders of Paramount Petroleum Corporation, a Delaware corporation (the “Company”), named on the signature page hereto (collectively, the “Sellers”).
     WHEREAS, the Sellers collectively own all of the issued and outstanding shares of Capital Stock of the Company (the “Shares”).
     WHEREAS, Lovejoy and Milano together own options to purchase 20,000 shares each of Senior Preferred Stock of the Company (the “Options”).
     WHEREAS, subject to the terms and conditions of this Agreement, the Sellers have agreed to sell the Shares to Alon, and Alon has agreed to purchase the Shares from the Sellers (the “Stock Purchase”), in exchange for the consideration set forth in this Agreement.
     WHEREAS, concurrent with the Stock Purchase and subject to the terms and conditions of this Agreement, Lovejoy and Milano have agreed to sell the Options to the Craig Barto Trust and the Jerrel Barto Trust, and the Craig Barto Trust and the Jerrel Barto Trust have agreed to purchase the Options issued by such trusts (the “Option Purchase”) and thereafter immediately cancel the Options.
     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase, the Option Purchase and the Option cancellation, and also to prescribe various conditions to such transactions.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, intending to be legally bound, the Sellers and Alon hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement:
     “1031 Asset” means each asset identified in Schedule 2.3(d).
     “2005 Annual Statements” is defined in Section 4.5(a).
     “Acquired Companies” means the Company and each of its Subsidiaries (other than the Excluded Company).
     “Acquired Subsidiaries” means the Acquired Companies other than the Company.
     “Adjusted Book Value Acceptance Notice” is defined in Section 2.4(c).

     “Adjusted Book Value Objection Notice” is defined in Section 2.4(c).
     “Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, the first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Agreement” is defined in the introductory paragraph of this Agreement.
     “Alon” is defined in the introductory paragraph of this Agreement.
     “Alon Indemnified Parties” is defined in Section 7.2(a).
     “Annual Statements” is defined in Section 4.5(a).
     “Antitrust Division” is defined in Section 6.2(a).
     “Asset Purchase Date” is defined in Section 2.3(d)(ii).
     “Bank Pledge” means collectively, the pledge by the Sellers of the Shares and the Options to Wells Fargo Bank Northwest, National Association, acting in its capacity as administrative agent for certain financial institutions in connection with the Term Loan Agreement; and the pledge by the Sellers of the Shares and the Options to Bank of America, N.A., acting in its capacity as administrative agent for itself and certain financial institutions in connection with the Revolving Credit Agreement.
     “Business” means the business of the Acquired Companies as currently conducted, including the business of (i) refining crude oil into motor gasoline and /or California compliant reformulated gasoline blendstock for oxygenate blending (CARBOB), jet fuel, diesel fuel, vacuum gas oil, naphtha, liquefied petroleum gas (LPG), paving asphalts and roofing asphalts, for delivery and sale in the States of California, Arizona, Oregon and Washington, and (ii) purchasing for resale, transporting, terminalling, processing or marketing of various asphalt products, in the above states and Nevada, Utah, Oklahoma and Texas.
     “Business Day” means any day other than a Saturday, Sunday or United States federal holiday.
     “Capital Stock” means common stock, preferred stock, partnership interests, limited liability company interests or other equity ownership interests, whether or not entitling the holder thereof to vote with respect to matters involving the issuer thereof, or any right to share in the profits, or upon liquidation, the assets of the issuer thereof.
     “Cash Payment” is defined in Section 2.3(a)(iii).
     “Casualty” is defined in Section 6.17.

     “Claimed Amount” is defined in Section 2.6(d).
     “Claims” is defined in Section 6.13(a).
     “Closing” and “Closing Date” are defined in Section 2.6(a).
     “Closing Date Adjusted Book Value” is defined in Section 2.4(b)(ii).
     “Closing Date Financial Statements” is defined in Section 2.4(b)(i).
     “Closing Payment” is defined in Section 2.3(a)(iii).
     “Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto).
     “Company” is defined in the introductory paragraph of this Agreement.
     “Company Benefit Plans” means each of the following which is sponsored, maintained or contributed to by any of the Acquired Companies for the benefit of the current or former employees, officers or directors of any of the Acquired Companies, or with respect to which the Acquired Companies have or could reasonably be expected to have any Liability: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and (ii) each stock option plan, bonus plan or arrangement, incentive award plan or arrangement, change in control or severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, or supplemental income arrangement, and each other benefit or compensation plan, program or practice which is not described in clause (i) of this sentence; provided, however, that such term shall not include collective bargaining agreements, employment, severance or change in control agreements or consulting agreements.
     “Company Common Stock” is defined in Section 4.2(a).
     “Company Permits” is defined in Section 4.7(b).
     “Company Preferred Stock” is defined in Section 4.2(a).
     “Company Transaction Expenses” is defined in Section 6.5(a).
     “Competing Business” is defined in Section 4.13(ii).
     “Condemnation” is defined in Section 6.17.
     “Confidentiality Agreement” means the Confidentiality Agreement among Alon and the Sellers, dated December 3, 2001, including the letter agreement dated May 11, 2004, extending the term of the Confidentiality Agreement, and as further extended by that certain Letter Agreement among Alon, the Company and the Sellers, dated March 21, 2006, among other matters, extending the term for a further two years from the date thereof.
     “Continuing Holdback Amount” is defined in Section 2.6(d).

     “Contracts” shall mean all contracts, agreements, and other instruments and understandings of any kind, and all amendments, supplements, modifications, extensions or renewals in respect of the foregoing, in each case, whether written or oral.
     “Costs” is defined in Section 11.4.
     “Craig Barto Trust” means Craig C. Barto and Gisele M. Barto Living Trust, dated April 5, 1991, a Seller.
     “Damage Estimate” is defined in Section 9.4(a).
     “Damages” is defined in Section 7.2(a).
     “Debt” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations for cash overdrafts, (iii) all obligations of such Person for the deferred purchase price of property or services, (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all Debt of others referred to in clauses (i) through (vi) for which such Person is potentially liable as guarantor or otherwise, and (viii) all Debt referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
     “December Adjusted Book Value” is defined in Section 2.3(a)(i).
     “Deposit” means a deposit in the amount of $10,000,000 to be placed with Escrow Agent by Alon concurrent with the execution of this Agreement, provided the Deposit shall be increased to $25,000,000 if the Termination Date is automatically extended to August 31, 2006.
     “Deposit Escrow Agreement” means the Deposit Escrow Agreement among the Sellers, Alon and the Escrow Agent to be entered into concurrent with this Agreement, in the form set forth in Exhibit A, relating to the Deposit.
     “Designated Employees” is defined in Section 6.10.
     “employee” means employees and other persons filling similar functions.
     “Employee Cash Bonuses” is defined in Section 6.10.
     “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et

seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Oil Petroleum Act, 33, U.S.C. § 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the National Environmental Policy Act, 42, U.S.C. § 4321 et seq., the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, permit, order, decree, common law, rule or regulation related to or governing Environmental Matters as the same have been or may be amended from time to time.
     “Environmental Matters” means all matters involving pollution, wetlands and other natural resources and protection of the environment.
     “Environmental Permit” means any Company Permit issued, granted or required under Environmental Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any successor thereto).
     “ERISA Affiliate” means any Person that, together with an Acquired Company, would be considered a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
     “Escrow Agent” means Bank of New York or such other escrow agent selected by the parties.
     “Estimated Closing Date Adjusted Book Value” is defined in Section 2.3(a)(i).
     “Estimated Closing Date Financial Statements” is defined in Section 2.4(a).
     “Estimated Financial Statements” is defined in Section 4.5(a).
     “Exceptions” is defined in Section 6.18.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Claims” is defined in Section 7.3(c).
     “Excluded Company” means Point Wells, LLC, a Washington limited liability company, which holds title to the Upper Bluff Property.
     “Financial Statements” is defined in Section 4.5(a).
     “First Holdback Termination Date” is defined in Section 7.1(a)(iv).
     “FTC” is defined in Section 6.2(a).

     “GAAP” means United States generally accepted accounting principles as in effect from time to time and applied on a consistent basis throughout the periods involved.
     “Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental authority, instrumentality, court, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.
     “Hazardous Materials” means any substance or material that is defined under Environmental Laws as a “hazardous substance,” “regulated substance,” “pollutant,” “contaminant,” “hazardous waste,” “extremely hazardous substance,” “toxic substance,” or “hazardous material,” or that is otherwise defined in or regulated under the Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls, petroleum and petroleum products.
     “Holdback Amount” means an amount equal to $20,000,000.
     “Holdback Escrow Agreement” means the Holdback Escrow Agreement, among the Sellers, Alon and the Escrow Agent to be entered into concurrent with the Closing, substantially in the form set forth in Exhibit B, relating to the Holdback Amount and the Continuing Holdback Amount.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “HSR Approval” means expiration or termination of the waiting period under the HSR Act.
     “Insurance Policies” is defined in Section 4.20(a).
     “Intellectual Property” means, collectively, patents, trademarks, trade names, service marks, internet domain names and copyrights and applications for registration of any of the foregoing, technology, know-how, computer software programs or applications, and any other tangible or intangible intellectual property or proprietary rights, whether or not subject to statutory registration or protection.
     “Interim Statements” is defined in Section 4.5(a).
     “Jerrel Barto Trust” means the Jerrel C. Barto and Janice D. Barto Living Trust, dated March 18, 1991, a Seller.
     “knowledge” means matters actually known by the persons set forth on Schedule 1(a), with respect to the knowledge of the Sellers, and Schedule 1(b), with respect to knowledge of Alon, or that would be reasonably expected to be discovered after a due and careful inquiry by such persons. For purposes of this Agreement, a “due and careful inquiry” means for any such person, reasonable consultations with the immediate subordinates of such person, as to whom such person reasonably believes would have actual knowledge of the matters represented.

     “Leased Real Property” is defined in Section 4.15(b).
     “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person.
     “Lien” or “Liens” means all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or otherwise), option or other charges, encumbrances, restrictions or other Contracts having the same effect as any of the foregoing.
     “Lovejoy” means W. Scott Lovejoy III, a Seller.
     “Material Adverse Effect” means with respect to any Person one or more events, occurrences or effects (whether or not covered by insurance) which, individually or in the aggregate, result in a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of such Person, taken as a whole with its Subsidiaries, or (ii) the ability of such Person to timely perform its obligations hereunder and consummate the transactions contemplated hereby.
     “Material Contracts” is defined in Section 4.4(b).
     “Milano” means Mark R. Milano, a Seller.
     “Most Recent Balance Sheet ” is defined in Section 4.5(a).
     “Most Recent Balance Sheet Date” shall mean the date of the Most Recent Balance Sheet.
     “Option Agreements” means collectively those certain option agreements between the Trusts and Lovejoy and Milano listed on Section 3.1(b) of the Sellers’ Disclosure Schedule.
     “Option Purchase” is defined in the fourth recital of this Agreement.
     “Options” is defined in the second recital of this Agreement.
     “Order” is defined in Section 9.1(b).
     “Owned Real Property” is defined in Section 4.15(a).
     “Permitted Liens” is defined in Section 4.15(c).
     “Person” shall mean any individual, corporation, limited liability company, partnership, trust, joint venture, association, organization or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act) or Governmental Entity.

     “Potential Contributor” is defined in Section 7.6(b).
     “Prepayment Penalties” means all premium, penalties and other amounts (other than principal and accrued but unpaid interest) payable to lenders in connection with the prepayment or other retirement of any indebtedness of the Acquired Companies in connection with the Closing.
     “Pro Rata Portion” for each Seller is as set forth in Schedule 2.3(c) under the heading “Seller’s Pro Rata Portion.”
     “Purchase Price” means the Closing Payment as adjusted by any post-closing adjustment pursuant to Section 2.4.
     “Qualified Termination” is defined in Section 2.1(b).
     “Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
     “Relative” of a person means such person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law, and in the case of the Trusts, such Relatives of the trustees of such Trusts.
     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, or any other environmental medium.
     “Released Parties” is defined in Section 6.13(a).
     “Restrictive Covenants” is defined in Section 6.8(b).
     “Revolving Credit Agreement” means the Credit Agreement, as amended and restated as of July 26, 2005, among the Company, Bank of America, N.A., as administrative agent, and the lending parties thereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Indemnified Parties” is defined in Section 7.2(b).
     “Sellers” means, collectively, the Craig Barto Trust, the Jerrel Barto Trust, Lovejoy and Milano.
     “Sellers’ Disclosure Schedule” is defined in the introductory paragraph of Article III.
     “Sellers’ Representative” is defined in Section 6.12(a).
     “Shares” is defined in the first recital of this Agreement.
     “Stock Purchase” is defined in the third recital of this Agreement.

     “Stockholder Agreement” means the Shareholder Agreement for Paramount Petroleum Corporation, dated January 5, 1996, among the Company and each of the Sellers, as amended by the amendment dated May 20, 1998.
     “Straddle Periods” is defined in Section 8.1(a)(ii).
     “Subordinated Debt” means all Debt owed to the Sellers by the Company under the four Promissory Notes, issued to the Sellers by the Company, dated July 15, 2005, each in the principal amount of $1,000,000.
     “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, securities or other interests (A) the holders of which are generally entitled to at least 50% of the vote for the election of the board of directors or other similar governing body of such corporation or other legal entity, or otherwise having the power to direct the business and policies of that Person, or (B) representing at least 50% of the outstanding Capital Stock of such corporation or other legal entity.
     “Survey” is defined in Section 6.18.
     “Tail Policy” is defined in Section 6.9(c).
     “Tax” or “Taxes” means (A) all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any Liability for payment of amounts described in clause (A) whether as a result of transferee Liability, joint and several Liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any Liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract to indemnify any other Person.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Date” means June 30, 2006, provided, however, the Termination Date (i) shall be automatically extended until August 31, 2006, if on June 30, 2006, the condition to Closing set forth in Section 9.1(a) shall not have been satisfied, or (ii) may be extended as provided in Section 9.4.
     “Term Loan Agreement” means the Term Loan Agreement, dated as of December 22, 2003, and amended and restated as of March 1, 2005, among the Company, Wells Fargo Bank Northwest, National Association, acting in its capacity as administrative agent and the financial institutions referenced therein.

     “Third Party Acquisition” is defined in Section 6.7(b).
     “Third Party Claim” is defined in Section 7.5.
     “Title Commitment” is defined in Section 6.18.
     “Title Company” is defined in Section 6.18.
     “Title Objections” is defined in Section 6.18.
     “Title Policies” is defined in Section 6.18.
     “Transaction Documents” is defined in Section 3.2(a).
     “Trusts” means the Craig Barto Trust and the Jerrel Barto Trust, collectively.
     “Unrelated Accounting Firm” is defined in Section 2.5.
     “Upper Bluff Property” means the approximately 35 acre “Upper Bluff” land holdings of the Excluded Company adjacent to Paramount of Washington, Inc.’s Richmond Beach facility.
     “WARN Act ” is defined in Section 6.6(d).
ARTICLE II
STOCK PURCHASE
     2.1 Deposit
          (a) Concurrent with the execution of this Agreement the Sellers, Alon and the Escrow Agent shall enter into the Deposit Escrow Agreement. Within one Business Day after execution of this Agreement, Alon shall deposit with the Escrow Agent $10,000,000 by wire transfer of immediately available funds. If the Termination Date is automatically extended to August 31, 2006, within one Business Day after June 30, 2006, Alon shall deposit a further $15,000,000, with the Escrow Agent. The Escrow Agent shall deposit the Deposit into an interest bearing account as set forth in the Deposit Escrow Agreement. If this Agreement is terminated for any reason, except as set forth in Section 2.1(b), Alon shall be entitled to receive and retain the Deposit.
          (b) The Sellers shall be entitled to receive and retain the Deposit if:
     (i) the Sellers terminate this Agreement pursuant to Section 10.3(a)(i) or (ii), or Alon terminates this Agreement pursuant to Section 10.4(a)(i) or (ii), and in each case the condition to Closing set forth in Section 9.1(a) shall not have been satisfied; or
     (ii) the Sellers terminate this Agreement pursuant to Section 10.3(b)
     (any termination described in clause (i) or (ii) above being a “Qualified Termination”).

          (c) If the Closing does not occur for any reason, all interest or other returns earned on the Deposit shall be paid to Alon. If the Closing does not occur as a result of a Qualified Termination, the Sellers and Alon agree that it would be impractical and extremely difficult to estimate the damages that the Sellers may suffer; however the Sellers and Alon agree that the Deposit is a reasonable estimate of the minimum total damages that the Sellers would suffer in the event the Closing does not occur, provided however, that the amount of the Deposit shall not limit the Seller’s recovery in the event the Closing does not occur as a result of a Qualified Termination, and, in addition to retaining the Deposit, in the event that the Closing does not occur as a result of a Qualified Termination, the Sellers shall be entitled to seek any other available remedy, whether at law or in equity. The payment of the Deposit as set forth herein is not intended as a forfeiture or penalty within the meaning of applicable law.
     2.2 Sale and Delivery. At the Closing, on the terms and subject to the conditions set forth herein, the Sellers shall sell and deliver to Alon the Shares, free and clear of all Liens, and Alon shall purchase and accept the Shares from the Sellers.
     2.3 Purchase Price.
          (a) At the Closing, Alon shall:
          (i) pay to the Sellers by wire transfer of immediately available funds $307,000,000 less (A) the Deposit, plus (B) Sellers’ good faith estimate of the value of the current assets (with the inventory component thereof being an estimate of actual inventory calculated at fair market value as of the Closing Date, as provided in Schedule 2.4(b)) less current liabilities (including current portions of long-term debt and borrowings under the Revolving Credit Agreement), long-term indebtedness and minority interest of the Acquired Companies on the Closing Date (the “Estimated Closing Date Adjusted Book Value”), less (C) the value of the current assets (with inventory calculated at fair market value as of December 31, 2005, as provided in Schedule 2.4(b)) less current liabilities (including current portions of long-term debt and borrowings under the Revolving Credit Agreement), long-term indebtedness and minority interest of the Acquired Companies on December 31, 2005, as set forth on Schedule 2.3(a) (the “December Adjusted Book Value”), less (D) the Holdback Amount, less (E) the amount, if any, by which $7,400,000 exceeds the amount of cash actually received by the Acquired Companies prior to the Closing in respect of the income and property insurance claim for damage to Heater H 805 (the “Heater H805 Claim”), less (F) the amount, if any, by which $27,500,000 exceeds the amount of cash actually received by the Acquired Companies prior to Closing as a result of the sale of the Acquired Companies’ 75% interest in Tidelands Oil Production Corporation, and less (G) all Prepayment Penalties;
          (ii) direct the Escrow Agent (A) to pay the Sellers the Deposit and (B) to pay all interest and returns thereon to Alon; and
          (iii) deposit the Holdback Amount with the Escrow Agent by wire transfer of immediately available funds
          (the amounts in clause (i), the “Cash Payment", and with the amounts in (ii) and (iii),

collectively, the “Closing Payment”). If the Purchase Price (and the Cash Payment) is reduced pursuant to subclause (E) of Section 2.3(a)(i), the parties shall cause the Acquired Companies to assign to the Sellers at the Closing, in their Pro Rata Portion, without warranty or recourse of any kind or character, all right, title and interest of the Acquired Companies in and to the Heater H805 Claim.
          The adjustment to the Cash Payment shall be calculated consistent with the hypothetical calculation of the Closing Date Cash Payment set forth in Schedule 2.3(b) and its supporting schedules (the “Hypothetical Calculation”). The Hypothetical Calculation has been prepared for illustrative purposes only and does not purport to be a forecast or otherwise indicative of the actual anticipated Cash Payment.
          For the avoidance of doubt, the parties intend that the Sellers shall bear the cost of the Employee Cash Bonuses and the Company Transaction Expenses, and that such expenses shall be paid on or before the Closing Date so that deductions therefor will be allocated to the pre-Closing Straddle Period for purposes of Section 8.1(c). The parties further agree that the Purchase Price shall not be affected in any manner, either directly or indirectly, or through the adjustment to the Purchase Price contemplated by Section 2.4 as a result of the transactions contemplated by Section 2.3(d).
          (b) Concurrent with the Closing, Lovejoy and Milano will assign to the Trusts the Option Agreements, and the Trusts shall immediately thereafter cancel the Option Agreements and the Options. The Sellers agree that a portion of the Pro Rata Portion of the Purchase Price to be paid to Lovejoy and Milano is a payment on behalf of the Trusts for the Option Purchase.
          (c) At the Closing, each Seller’s Pro Rata Portion of the Cash Payment, as set forth on Schedule 2.3(c), shall be delivered to such Seller by wire transfer. Each Seller shall designate in writing to Alon and the Escrow Agent at least three days prior to the Closing the account to which such wire transfer payment shall be made.
     (d) (i) The provisions of Sections 2.3(d)(ii) though (v) below shall not be effective unless and until (i) any consent required for the relevant Acquired Company to enter into an agreement for the sale of the 1031 Assets and to consummate such a sale, as contemplated by this Agreement, that is required in order to avoid a breach of or default or event of default under the Term Loan Agreement has been obtained in accordance with the terms of the Term Loan Agreement, and (ii) any consent required for the relevant Acquired Company to enter into an agreement for the sale of the 1031 Assets and to consummate such a sale, as contemplated by this Agreement, that is required in order to avoid a breach of or default or event of default under the Revolving Credit Agreement has been obtained in accordance with the terms of the Revolving Credit Agreement. For the avoidance of doubt, the parties agree that the Sellers are not creating any duty or obligation of any sort whatsoever to cause any Acquired Company to enter into any agreement to sell the 1031 Assets to Alon, unless and until all consents described in the preceding sentence have been obtained at which time the provisions set forth in Sections 2.3(d)(ii) though (v) shall be effective, but not otherwise.

     (ii) Provided that the consents described in Section 2.3(d) shall have been obtained, at least two Business Days prior to the Closing Date, at least one Business Day prior to the Closing Date, Alon shall direct its qualified intermediary to purchase from the Acquired Companies the 1031 Assets at the purchase prices specified in Schedule 2.3(d). On the date the purchase of the 1031 Assets is consummated (the "Asset Purchase Date"), (A) Alon shall direct its qualified intermediary to pay to the Acquired Company set forth in such schedule as the owner of the 1031 Asset to be purchased, the purchase price specified in Schedule 2.3(d) for such asset by wire transfer of immediately available funds (and in the event that its qualified intermediary shall have insufficient funds for such purposes, Alon shall itself concurrently pay the deficiency), and (B) the applicable Acquired Company shall transfer all of its right, title and interest in, to and under the 1031 Asset being purchased to Alon’s qualified intermediary. The selling Acquired Company shall bear all Taxes attributed to the sale of the 1031 Asset under this Section 2.3(d) and Alon shall bear all filing fees and recording costs and other expenses attributable to or arising from the purchase and sale of the 1031 Assets. The Sellers and the Acquired Companies shall comply with all reasonable requests of Alon to assist Alon in its efforts to qualify the purchase of the 1031 Assets as an exchange under Section 1031 of the Code.
     (iii) If the Closing Date does not occur within three Business Days following the Asset Purchase Date, the purchase and sale of the 1031 Assets under this Section 2.3(d) shall be rescinded and (A) title to the purchased 1031 Assets shall revert to the Acquired Companies, and (B) the purchase price for the 1031 Assets shall be refunded to Alon. Alon shall bear all costs, liabilities and expenses attributable to rescinding the 1031 Asset sale, and the Acquired Companies shall be entitled to recover any such costs, liabilities and expenses by offset against the purchase price refunded to Alon.
     (iv) The consummation of the transactions described above in this Section 2.3(d) and the effect thereof on the assets and conditions of the Acquired Companies shall in no event be deemed to violate any representation, warranty, covenant or other obligation of the Sellers under this Agreement.
     (v) The Sellers shall cause the relevant Acquired Company to take all necessary corporate or limited liability company action on the part of such Acquired Company to approve the execution, delivery and performance by the relevant Acquired Company under any agreement conveying the 1031 Asset to Alon and to duly execute and deliver such agreement and to perform all obligations thereunder.
     2.4 Adjustment to the Closing Payment.
          (a) At least five Business Days prior to the Closing Date, the Sellers shall deliver to Alon (i) the Sellers’ good faith estimate of the consolidated balance sheet of the Acquired Companies as of the Closing Date (the “Estimated Closing Date Financial Statements”); and (ii) the Estimated Closing Date Adjusted Book Value.

          (b) Within 60 days following the Closing, Alon shall prepare and deliver to the Sellers’ Representative:
          (i) a consolidated balance sheet of the Acquired Companies as of the Closing Date (the “Closing Date Financial Statements”); and
          (ii) Alon’s calculation of the book value of the current assets (except inventory shall be calculated at fair market value as of the Closing Date), less current liabilities (including current portions of long-term debt and borrowings under the Revolving Credit Agreement), long-term indebtedness and minority interest of the Acquired Companies as shown on the Closing Date Financial Statements (the “Closing Date Adjusted Book Value”).
     Except (i) as expressly provided herein, and (ii) in each case, inventory shall be valued at fair market value as of the Closing Date (as provided in Schedule 2.4(b)), the Estimated Closing Date Financial Statements, the Closing Date Financial Statements, the Estimated Closing Date Adjusted Book Value and the Closing Date Adjusted Book Value shall be prepared (A) in conformity with GAAP, (B) consistent with the December Adjusted Book Value and the methodology used by the Company in preparing the December Adjusted Book Value and the Hypothetical Calculation and (C) consistent with the practices and policies of the Company in preparing its audited consolidated financial statements for the fiscal year ended December 31, 2005, provided that such consolidated financial statements were prepared in conformity with GAAP.
     For purposes of calculating the Estimated Closing Date Adjusted Book Value and the Closing Date Adjusted Book Value, such calculation shall not take into account (i) the impact of any purchase accounting adjustments relating to Alon’s acquisition of the Acquired Companies, including any write-up or write-down of assets or liabilities resulting from such purchase accounting, (ii) any reduction in indebtedness of the Acquired Companies that results from the retirement thereof with funds provided by Alon pursuant to Section 6.19 and (iii) the impact of the transactions contemplated by Section 2.3(d), (e.g., the current assets of the Acquired Companies shall not be increased by the purchase price received by any Acquired Company or decreased by any Taxes paid by any Acquired Company and the current liabilities of the Acquired Companies will not be increased for any accrual for Taxes payable by any Acquired Company, in each case as a result of the transactions contemplated by Section 2.3(d)).
          (c) Within 45 days following Alon’s delivery to the Sellers’ Representative of its calculation of the Closing Date Financial Statements and the Closing Date Adjusted Book Value, the Sellers’ Representative shall deliver to Alon a notice of objection signed by the Sellers’ Representative (an “Adjusted Book Value Objection Notice”) or a notice of acceptance signed by the Sellers Representative (an “Adjusted Book Value Acceptance Notice”) with respect to Alon’s calculation of the Closing Date Adjusted Book Value. Alon shall provide the Sellers and their accountant and other representatives, upon reasonable advance notice, access to such books and records of the Acquired Companies relating to the calculation of the Closing Date Financial Statements and the Closing Date Adjusted Book Value as may be reasonably requested by the Sellers’ Representative.

          (d) Alon’s calculation of the Closing Date Adjusted Book Value shall be final and binding on the parties if an Adjusted Book Value Acceptance Notice is delivered to Alon or if no Adjusted Book Value Objection Notice is delivered to Alon within the 45-day period required by Section 2.4(c). Any Adjusted Book Value Objection Notice shall specify the items disputed, shall describe the reasons for the objection thereof, shall state the amount in dispute and shall state the Sellers’ calculation of the Closing Date Adjusted Book Value. If an Adjusted Book Value Objection Notice is delivered, the potential dispute shall be resolved as set forth in Section 2.5.
          (e) If the Sellers’ Representative delivers to Alon an Adjusted Book Value Acceptance Notice or the Sellers’ Representative fails to deliver an Adjusted Book Value Objection Notice within the 45-day period required by Section 2.4(c), (i) an amount equal to the Closing Date Adjusted Book Value minus the Estimated Closing Date Adjusted Book Value shall be paid (A) by Alon to the Sellers, in their Pro Rata Portion, if such amount is positive, and (B) by the Sellers to Alon, if such amount is negative, within five Business Days after the delivery of such Adjusted Book Value Acceptance Notice or the expiration of such 45-day period, as the case may be. Alternatively, if the Sellers’ Representative delivers to Alon an Adjusted Book Value Objection Notice, within five Business Days after such delivery, the owing parties shall pay the undisputed portion, if any, of the amount owed and, within five Business Days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Adjusted Book Value Objection Notice, the owing parties shall pay the remainder owed, if any. Any payment pursuant to this Section 2.4 shall be made in immediately available funds.
     2.5 Dispute Resolution of Calculation of Purchase Price. If an Adjusted Book Value Objection Notice is given, the Sellers’ Representative and Alon shall consult with each other with respect to the objection. If Alon and the Sellers’ Representative are unable to reach agreement within 15 days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to the Los Angeles office of Deloitte and Touche USA LLP, provided however, if such firm is unavailable or if either of the parties has used the services of Deloitte and Touche USA LLP (or its Affiliates) at any time in the twelve month period prior to the date the Adjusted Book Value Objection Notice is given, then the unresolved items shall be promptly referred to such other nationally recognized independent accounting firm mutually agreed to by Alon and the Sellers’ Representative (Deloitte and Touche USA LLP, or such other firm, the “Unrelated Accounting Firm”). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable (but in no event later than 45 days following submission of the matter to the Unrelated Accounting Firm) and to resolve only those issues of dispute set forth in the Adjusted Book Value Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties for purposes of determining the amounts owed by the parties hereunder with respect to such dispute. The percentage of the expenses of the Unrelated Accounting Firm that shall be borne by the Sellers on the one hand (in their Pro Rata Portion), and Alon on the other hand, shall be the same as the percentage of the amount in dispute that the Unrelated Accounting Firm shall determine the other party is entitled to receive.

     2.6 Closing.
          (a) The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, at 4 Park Plaza, Irvine, California, at 10:00 a.m. (local time) on the second Business Day after the last of the conditions to Closing set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived by the party or parties entitled to waive the same (excluding conditions that by their nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of those conditions on the Closing Date) or such other date and time as to which Alon and the Sellers’ Representative may agree in writing (the “Closing Date”).
          (b) At the Closing:
          (i) each Seller shall deliver, or cause to be delivered, to Alon, against payment by Alon to such Seller of such Seller’s Pro Rata Portion of the Cash Payment:
          (A) the stock certificate or certificates representing the Shares owned by such Seller set forth on Section 3.1(a) of the Sellers’ Disclosure Schedule, duly endorsed for transfer, or accompanied by duly executed assignments separate from the certificate, and any other documentation reasonably requested by Alon to transfer the Shares in the stock records of the Company, transferring to Alon full and exclusive ownership of the Shares, free and clear of all Liens; and
          (B) all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by such Seller pursuant hereto.
          (ii) Lovejoy and Milano shall deliver to the Craig Barto Trust and the Jerrel Barto Trust the Option Agreements accompanied by duly executed assignments to the Trusts and the Trusts shall cancel the Option Agreements and the Options, and provide Alon any documentation reasonably requested by Alon to evidence the Option Purchase and Option cancellation.
          (iii) Alon shall deliver, or cause to be delivered, to each Seller, against delivery of the certificates representing the Shares of such Seller (properly endorsed for transfer or accompanied by proper assignments):
          (A) the Seller’s Pro Rata Portion of the Cash Payment, as set forth in Schedule 2.3(c); and
          (B) all of the documents, certificates and other instruments required to be delivered, or caused to be delivered, by Alon pursuant hereto.
          (iv) Alon shall deliver the Holdback Amount to the Escrow Agent:
          (A) the Escrow Agent shall deliver to each Seller, such Seller’s Pro Rata Portion of the Deposit, as set forth in Schedule 2.3(c); and

          (B) to Alon, all interest and other returns on the Deposit.
          (c) On the Closing Date, Alon shall withhold the Holdback Amount from the Closing Payment and deposit the Holdback Amount with the Escrow Agent. The Holdback Amount shall be held by the Escrow Agent and paid out pursuant to the terms and conditions of the Holdback Escrow Agreement to be entered into by Alon, the Sellers and the Escrow Agent on the Closing Date, substantially in the form attached hereto as Exhibit B. The Holdback Amount (together with any interest or other returns thereon) shall be used to satisfy any claims for indemnification by the Alon Indemnified Parties determined to be due and payable pursuant to the Holdback Escrow Agreement and Article VII.
          (d) Promptly following the First Holdback Termination Date, Alon and the Sellers’ Representative shall give joint written instructions to the Escrow Agent to (i) retain $10,000,000 (plus any portion of the Holdback Amount subject to a good faith pending claim for indemnification (the “Claimed Amount”)), or, if less, any remaining portion of the Holdback Amount (the “Continuing Holdback Amount”) and (ii) pay and distribute to the Sellers, in accordance with each Seller’s Pro Rata Portion or as otherwise instructed in writing by the Sellers’ Representative to address circumstances under which a Seller was deemed to be severally liable in accordance with the terms of this Agreement, any remaining portion of the Holdback Amount, plus any interest or other return accrued thereon through the First Holdback Termination Date.
          (e) On the third anniversary of the Closing Date, Alon and the Sellers’ Representative shall give joint written instructions to the Escrow Agent to (A) pay and distribute to the Sellers (in accordance with each Seller’s Pro Rata Portion or as otherwise instructed in writing by the Sellers’ Representative to address circumstances under which a Seller was deemed to be severally liable in accordance with the terms of this Agreement) the amount of the Continuing Holdback Amount (together with any interest or other returns thereon) still being held in escrow pursuant to the Holdback Escrow Agreement, less the Claimed Amount which is unresolved as of such date, if any, and (B) retain an amount equal to the Claimed Amount which is unresolved as of such date, if any, until such amount is released pursuant to the Holdback Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Subject to the exceptions set forth in the disclosure schedule delivered by the Sellers to Alon concurrent herewith (the “Sellers’ Disclosure Schedule”), each of the Sellers, severally but not jointly, represents and warrants to Alon, as follows:
     3.1 Ownership of the Shares and Options.
          (a) Such Seller is the sole record and beneficial owner of the shares of Capital Stock of the Company set forth next to such Seller’s name in Section 3.1(a) of the Sellers’ Disclosure Schedule, free and clear of all Liens (other than Liens created pursuant to: (i) the Option Agreements, in the case of the Trusts, (ii) the Stockholder Agreement, (iii) the Bank Pledge, and (iv) the four Agreements of Subordination and Assignment, dated as of December 9,

2002, each between a Seller and the Company; provided that each agreement listed in (i) through (iv) will be terminated on or before the Closing, subject in the case of (iii) and (iv) to compliance by Alon with its obligations set forth in Section 6.19). Such shares of Capital Stock of the Company are duly registered in the name of such Seller on the stock register of the Company. Upon delivery to Alon at the Closing of the certificates representing such Seller’s Shares, Alon will own such Shares, free and clear of any Liens (other than Liens created or arising from actions of Alon).
          (b) The Option Agreements to which such Seller is a party are set forth in Section 3.1(b) of the Sellers’ Disclosure Schedule and are valid and binding and in full force and effect and are enforceable by such Seller in accordance with their terms. True, complete and accurate copies of the Option Agreements have been provided to Alon.
          (c) The Shares set forth next to such Seller’s name in Section 3.1(a) of the Sellers’ Disclosure Schedule and such Sellers’ rights under the Option Agreements to purchase Shares, if any, represent such Seller’s sole and entire interest in the Capital Stock of the Company.
          (d) Except for the Stockholder Agreement and this Agreement, the Shares are not subject to any voting trust or stockholder agreement or other similar Contract, including any such Contract restricting or otherwise relating to the voting rights or disposition of the Shares. A true, complete and accurate copy of Stockholder Agreement has been provided to Alon.
     3.2 Authorization, Validity, and Effect of Agreements.
          (a) Such Seller has all requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated herein (collectively, the “Transaction Documents”) to be executed and delivered by such Seller and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and constitutes, and the Transaction Documents to be executed by such Seller (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of such Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or law.
          (b) If such Seller is an individual, such Seller has delivered to Alon the consent of such Seller’s spouse (if any) consenting to the execution of this Agreement and the consummation of the transactions contemplated herein and such consent has not been revoked.
     3.3 No Violations. Neither the execution and delivery by such Seller of this Agreement, nor the other Transaction Documents, nor the consummation by such Seller of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will:
     (i) conflict with or result in a breach of any provisions of the trust documents of such Seller, if any; or
     (ii) violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller; or

     (iii) violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material breach or default) under, any of the terms, conditions or provisions of any material Contract to which such Seller is a party or by which its assets are bound, including the Stockholder Agreement.
     Section 3.4 Trusts. If such Seller is a Trust:
     (i) Section 3.4 of the Sellers’ Disclosure Schedule sets forth the legal name of such Seller, the name of all of the trustee(s) of the Trust and the state or other jurisdiction which governs the trustee’s duties with respect to the Trust.
     (ii) There has not been any challenge to (A) the authority, appointment or capacity of the trustee over the Trust or (B) the validity of the Trust.
     (iii) True, complete and accurate copies of the relevant provisions relating to the trust powers of each trustee of the Trust, and all applicable amendments, supplements or modifications thereto have been provided or made available to Alon.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
AS TO THE COMPANY AND ITS SUBSIDIARIES
     Subject to the exceptions set forth in the Sellers’ Disclosure Schedule, the Sellers, jointly and severally, represent and warrant to Alon, as follows:
     4.1 Existence; Good Standing.
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
     (b) The Company is duly licensed or qualified to do business and is in good standing under the laws of each state in the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified and licensed or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. True, complete and accurate copies of the certificate of incorporation and bylaws of the Company have been provided to Alon.
     4.2 Capitalization.
          (a) The authorized Capital Stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and 100,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”), of which 1,000 shares of Company Common Stock, 30,000 shares of Company Preferred Stock designated as “Senior Preferred Stock,” of which 10,000 shares are designated as “Series A,” 10,000 shares are designated as “Series B” and 10,000 shares are designated as “Series C,” and 20,500 shares of non-voting Company Preferred Stock designated as “Junior Preferred Stock” are issued and outstanding and held of record by the Sellers in the amounts set forth in Section 3.1(a) of the Sellers’ Disclosure Schedule. The Option Agreements provide Lovejoy and Milano the right to purchase from the Craig Barto Trust and the Jerrel Barto Trust (i) an aggregate of 10,000 shares of Series B Senior Preferred Stock and (ii) an aggregate of 10,000 shares of Series C Senior Preferred Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and are not subject to any preemptive rights or rights of first refusal created by statute, the charter documents of the Company or any Contract to which the Company or any of the Sellers is a party or by which it is bound, except for (i) the Stockholder Agreement, which will be terminated on the Closing Date, and (ii) the Option Agreements, which will be cancelled immediately after the Option Purchase.
          (b) Except for the Options, there are no outstanding options, warrants, calls, subscriptions, convertible securities, convertible debt or other rights or other Contracts which obligate the Company to issue, or the Company or any of the Sellers to transfer or sell, any Capital Stock of the Company or any securities exercisable or exchangeable for, or convertible into, such Capital Stock.
          (c) The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with its stockholders on any matter. Except as set forth in Section 4.2(c) of the Sellers’ Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Capital Stock of the Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
          (d) The Company is not in material default or breach (and no event has occurred which with notice or lapse of time or both, would constitute a material breach or default) of any terms or provision of its articles of incorporation or by-laws.
     4.3 Acquired Subsidiaries and Other Interests.
          (a) Section 4.3(a) of the Sellers’ Disclosure Schedule sets forth a list of all of the Company’s directly and indirectly owned Subsidiaries, together with (i) the jurisdiction of organization, and (ii) for each Acquired Subsidiary, (A) that is a corporation, the amount of its authorized Capital Stock, the amount of its outstanding Capital Stock and the owners of its outstanding Capital Stock, (B) that is a limited liability company, the names and interests of the members thereof, and (C) that is a partnership, the names and interests of the partners thereof. Except as set forth in Section 4.3(a) of the Sellers’ Disclosure Schedule, the Company owns directly or indirectly all of the outstanding Capital Stock of each of the Acquired Subsidiaries, and the Company’s interests are held free and clear of all Liens. Except as set forth in Section 4.3(a) of the Sellers’ Disclosure Schedule, the Company does not hold, directly or indirectly, any Capital Stock of any other Person.

          (b) Each of the Acquired Subsidiaries is a corporation duly incorporated, or a limited liability company or partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Acquired Subsidiaries is duly licensed or qualified to do business and is in good standing under the laws of each state in the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification or licensing necessary, except in such jurisdictions where the failure by any Acquired Subsidiary to be so duly qualified and licensed or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect on such Acquired Subsidiaries. Each of the Acquired Subsidiaries has all requisite corporate, limited liability company or partnership power and authority to own, operate and lease its properties and assets and carry on its business as now conducted.
          (c) Except as set forth in Section 4.3(c) of the Sellers’ Disclosure Schedule, (i) all of the outstanding Capital Stock of each Acquired Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and (ii) there are no outstanding options, warrants, calls, subscriptions, convertible securities, convertible debt or other rights or other Contracts which obligate any Acquired Company to issue, transfer or sell any Capital Stock of such Acquired Subsidiary or any securities exercisable or exchangeable for, or convertible into, any Capital Stock.
          (d) None of the Acquired Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with its stockholders, members or partners on any matter. Except as set forth in Section 4.3(d) of the Sellers’ Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Capital Stock of the Acquired Subsidiaries or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
          (e) None of the Acquired Subsidiaries is in material default or breach (and no event has occurred which with notice or lapse of time or both, would constitute a material breach or default) of any terms or provision of its articles of incorporation or by-laws (or other similar constituent documents). True, complete and accurate copies of the certificate of incorporation and bylaws of each Acquired Subsidiary that is a corporation and similar constituent documents of each Acquired Subsidiary that is a limited liability company or partnership have been provided to Alon.
     4.4 Material Contracts; No Violation.
          (a) Except as set forth in Section 4.4(a) of the Sellers’ Disclosure Schedule, Contracts permitted to be entered into after the date hereof under Section 6.1(k) or Contracts entered into in connection with the transactions contemplated in Section 2.3(d), none of the Acquired Companies is a party to nor are any of their respective assets bound by any Contract:
               (i) that restricts in any material manner any Acquired Company from carrying on its business as currently conducted;

               (ii) to provide funds to or to make any investment in any other Person (in the form of a loan, capital contribution or otherwise);
               (iii) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;
               (iv) for any line of credit, standby financing, revolving credit, term credit or other Contract relating to Debt;
               (v) with advisors, independent contractors or consultants that (A) are not cancelable by the Acquired Company on no more than 60 days’ notice and without liability, penalty or premium or (B) require payments of more than $200,000 in any twelve-month period;
               (vi) relating to the supply of products to any Acquired Company or for the sale or distribution of products by or for any Acquired Company, other than Contracts which (A) are for a term of no more than 90 days or are cancelable by the Acquired Company on no more than 90 days’ notice and without liability, penalty or premium or (B) require payments of no more than $500,000 in any twelve month period;
               (vii) with any Governmental Entity or involving the provision of products to a Governmental Entity which require payments of more than $250,000 in any twelve-month period;
               (viii) with any employee of any of the Acquired Companies (including any employment, severance or change in control agreement) which provide for annual compensation, severance or other payments of more than $100,000;
               (ix) for the lease or sublease of Real Property under which (A) any Acquired Company is a lessor or sublessor of, or makes available for use to any Person (other than the Acquired Companies), any Real Property of the Acquired Companies, or (B) any Acquired Company is a lessee or sublessee of, or holds or uses any Real Property owned by any other Person (other than the Acquired Companies);
               (x) for the lease or sublease of personal property under which (A) any Acquired Company is a lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (other than the Acquired Companies, and except personal property leases and installment and conditional sales agreements having annual payments of less than $250,000), or (B) any Acquired Company is a lessor or sublessor of, or makes available for use by any Person (other than the Acquired Companies), any tangible personal property owned or leased by any Acquired Company, in each such case which has a future payment or receivable, as the case may be, in excess of $250,000;
               (xi) for Tax sharing or Tax allocation;
               (xii) for a joint venture, partnership or similar arrangement;

               (xiii) that relates to the Intellectual Property of the Acquired Companies;
               (xiv) that commits an Acquired Company to make any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures totaling more than $250,000 in any twelve-month period (provided that this clause shall not include any Contract of the nature described in subclauses (i) through (xiii) that is included in any of such subclauses or that is excluded pursuant to any durational or dollar thresholds set forth therein);
               (xv) with any Seller or any Affiliate or Relative of any of the Sellers; or
               (xvi) that is otherwise material to the Business.
     (b) Except as set forth in Section 4.4(b) of the Sellers’ Disclosure Schedule, (i) each Contract listed in Section 4.4(a) to the Sellers’ Disclosure Schedule and each Contract entered into after the date hereof that would be required to be so listed if entered into prior to the date hereof (collectively, the “Material Contracts”) is, or when entered into will be, a valid and binding obligation of the Acquired Company party to the Contract and, to the Sellers’ knowledge, each other Person who is a party thereto, enforceable against the Acquired Company party thereto, and to the Sellers’ knowledge, each such other Person, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or at law, (ii) the Acquired Companies have performed all obligations required to be performed by them to date under the Material Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, and (iii) to the knowledge of the Sellers, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except in each case in clauses (i) through (iii), as has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. True, complete and accurate copies of the Material Contracts entered into on or prior to the date hereof have been provided to Alon and true, complete and accurate copies of any Material Contracts entered into after the date hereof will be provided to Alon promptly after being so entered into.
     (c) Neither the execution and delivery by the Sellers of this Agreement and the other Transaction Documents, nor the consummation by Sellers of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material breach or default) under any of the terms, conditions or provisions of any Material Contract.
     (d) Except as set forth on Section 4.4(d) of the Sellers’ Disclosure Schedule, no notice to or consent or approval of any party to a Material Contract is required in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

     4.5 Financial Statements; No Undisclosed Liabilities.
          (a) Section 4.5(a) of the Sellers’ Disclosure Schedule sets forth true and complete copies of the consolidated balance sheets and related consolidated statements of operations, retained earnings and cash flows for the Company and its Subsidiaries as of the years ended December 31, 2003 and 2004, in each case audited by the independent public accountants of the Company whose unqualified reports are attached thereto (together with the 2005 Annual Statements, the “Annual Statements”) and the estimated consolidated balance sheet and related consolidated statement of operations as of and for the twelve months ended December 31, 2005 (the “Estimated Financial Statements”, and together with the Annual Statements and the Interim Statements, the "Financial Statements”). The most recent balance sheet included in the Estimated Financial Statements is referred to herein as the “Most Recent Balance Sheet.”
          (b) Each of the Financial Statements presents, or in the case of the Interim Statements and the 2005 Annual Statements, will present fairly the consolidated financial condition, consolidated results of operations and consolidated statements of cash flow of the Company and its Subsidiaries as of the dates or for the periods indicated in accordance with GAAP, subject in the case of the Interim Statements to normal, recurring year-end adjustments (except such Interim Statements do not provide for (i) inventory recorded at LIFO, (ii) current accruals for paid time off, (iii) accruals for bonuses, (iv) current accounts receivable reserves, (v) a provision for deferred taxes, and (vi) other adjustments which will not, individually or in the aggregate be material), and have been prepared based on the books and records of the Company and its Subsidiaries and in accordance with the Company’s normal accounting practices, consistent with past practice and with each other.
          (c) To the Sellers’ knowledge, at all times since January 1, 2003, the Company has had in effect a system of internal controls over financial reporting sufficient to provide reasonable assurance that assets of the Company and its Subsidiaries are protected and transactions involving the Company and its Subsidiaries are properly recorded. The Company’s certified public accountants have not notified the Sellers that any reportable conditions or material weakness (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in the Company’s internal controls by such accountants in connection with their audit of the Annual Statements.
          (d) Except as set forth in Section 4.5(d) of the Sellers’ Disclosure Schedule, there are no Liabilities of the Company and its Subsidiaries other than: (i) Liabilities accrued on the Most Recent Balance Sheet; and (ii) Liabilities incurred since the Most Recent Balance Sheet Date that have been incurred in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, and that do not, and could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company (provided that as to those matters in respect of which the Sellers’ representations or warranties set forth elsewhere in this Article IV are expressly limited to the Sellers’ knowledge, to the Sellers’ knowledge there are no such Liabilities).
          (e) The sole asset of the Excluded Company is the Upper Bluff Property. The Excluded Company has not conducted any business other than owning and taking actions to develop the Upper Bluff Property.

     4.6 No Violations; Consents.
          (a) The execution and delivery by the Sellers of this Agreement, and the other Transaction Documents, the performance by the Sellers of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will not:
               (i) conflict with or result in a breach of any provisions of the articles of incorporation or by-laws (or other similar constituent documents) of any of the Acquired Companies; or
               (ii) violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Acquired Companies, or their respective properties or assets.
          (b) No consent, approval or authorization of, or declaration, filing, notice or registration with, any Governmental Entity or any other Person is required to be made by or with respect to the Acquired Companies in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except (i) the filing under the HSR Act and (ii) as set forth in Section 4.4(d) of the Sellers’ Disclosure Schedule.
     4.7 Compliance; Permits; Litigation.
          (a) To the knowledge of the Sellers (i) each of the Acquired Companies is and at all times has been in material compliance with, all laws, ordinances, governmental rules and regulations to which they or any of their respective properties or assets is subject, and (ii) none of the Acquired Companies is party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business.
          (b) To the knowledge of the Sellers (i) each of the Acquired Companies has obtained all licenses, permits, consents, certificates, orders, approvals and other authorizations of all Governmental Entities (collectively, the “Company Permits”) and has taken all actions required by applicable law or regulations of any Governmental Entity in connection with its respective business, except where the failure to obtain any such Company Permit or take such action, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company, and (ii) each Acquired Company is in material compliance with the terms of the Company Permits to which it is subject.
          (c) Section 4.7(c) of the Sellers’ Disclosure Schedule sets forth a list and description of all pending, and to the knowledge of the Sellers, threatened, lawsuits, arbitrations, proceedings or investigations against the Acquired Companies or their officers or directors (as such) or any of their respective properties or assets as of the date hereof.
          (d) Except as set forth in Section 4.7(d) of the Sellers’ Disclosure Schedule, there is no lawsuit, arbitration, proceedings or investigations by any Acquired Company pending against any other Person.

     4.8 Absence of Certain Changes. Except as disclosed in Section 4.8 of the Sellers’ Disclosure Schedule or permitted under Section 6.1, since December 31, 2005 each Acquired Company has conducted its business only in the ordinary course of such business consistent with past practice and there has not been:
               (i) any event or events through the date hereof which, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Effect on the Company (provided that as to those matters in respect of which the Sellers’ representations or warranties set forth elsewhere in this Article IV are expressly limited to the Sellers’ knowledge, to the Sellers’ knowledge there have been no such events);
               (ii) any damage or destruction, whether covered by insurance or not, suffered by any Acquired Company which has had or could reasonably be expected to have a Material Adverse Effect on the Company;
               (iii) any increase in the compensation payable or to become payable by any Acquired Entity to its officers or employees, except to employees in the ordinary course consistent with past practice or pursuant to nondiscretionary provisions of existing employment agreements listed in Section 4.4.(a) of the Sellers’ Disclosure Schedule;
               (iv) any dividend declared, set aside or paid or any other distribution on or in respect of the shares of its Capital Stock made or any direct or indirect redemption, retirement, purchase or other acquisition of such Capital Stock;
               (v) any material change through the date hereof in (A) the accounting methods or practices it follows, whether for general financial or Tax purposes, or (B) its depreciation or amortization policies or rates;
               (vi) any sale, lease, sublease, abandonment or other disposal of any Real Property, leasehold interests, machinery, equipment or other operating property, other than in the ordinary course of business and consistent with past practice;
               (vii) any sale, assignment, transfer, license or other disposal of any Intellectual Property of the Acquired Companies;
               (viii) any entry into any material commitment or transaction (including, without limitation, any borrowing) other than in the ordinary course of business and consistent with past practice;
               (ix) any material incurrence of Debt, except in the ordinary course of business and consistent with past practice;
               (x) any of its property, leasehold interests or assets subjected to any Lien, except for Liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business and consistent with past practice;
               (xi) any transaction between any Acquired Company, on the one hand, and any Seller or any Affiliate or Relative of any Seller, on the other hand; or

               (xii) any agreement to take any action described in this Section 4.8 or which would constitute a breach of any of the representations or warranties of the Sellers contained in this Agreement.
     4.9 Taxes.
          (a) All Tax Returns that were required to be filed with respect to any of the Acquired Companies have been accurately prepared and timely filed. All such Tax Returns are true, correct, and complete in all material respects and such Tax Returns contain all disclosures and other items required to avoid additional Taxes or other adverse Tax consequences.
          (b) Each of the Acquired Companies has timely paid all Taxes that have become due or payable (without regard to whether or not such Taxes are shown on any Tax Return) and has adequately provided in the Financial Statements (in accordance with GAAP) for all Taxes that have accrued but are not yet due or payable.
          (c) No claim has been made by any taxing authority in any jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from any Acquired Company.
          (d) No Acquired Company is a party to any action, proceeding or audit relating to Taxes by any taxing authority. There is no pending and, to the knowledge of the Sellers, threatened, action, proceeding or audit by any taxing authority for which any Acquired Company could be held liable. All deficiencies asserted or assessments made against any Acquired Company as a result of any examinations by any taxing authority, have been fully paid. No issue has been raised in any such examination, audit, or other proceeding, which by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency in Taxes of any other Acquired Company or for the Acquired Companies for any other period.
          (e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Acquired Companies. None of the assets of the Acquired Companies (i) is property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) directly or indirectly secures any Debt the interest on which is tax exempt under Section 103(a) of the Code; or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (f) No Acquired Company is a party to or bound by any closing agreement, offer in compromise, or other agreement with any taxing authority that could affect Taxes for which the Acquired Companies may be liable.
          (g) No Acquired Company has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes.

          (h) No Acquired Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
     4.10 Certain Employee Plans.
          (a) (i) Except as set forth in Section 4.10(a) of the Sellers’ Disclosure Schedule, each Company Benefit Plan complies, and has been administered, in all material respects in accordance with its governing documents and all applicable requirements of law and each of the Acquired Companies has satisfied in all material respects all of its statutory, regulatory and contractual obligations with respect to each such Company Benefit Plan, and (ii) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that could be reasonably expected to result in any material Liability to the Acquired Companies. Section 4.10(a) of the Sellers’ Disclosure Schedule lists each material Company Benefit Plan. Copies of all written material Company Benefit Plans (including all amendments thereto) and descriptions of all unwritten material Company Benefit Plans have previously been made available to Alon. The Sellers have made available to Alon, with respect to each Company Benefit Plan, the most recent annual Form 5500 filing and the most recent summary plan description, in each case, to the extent such filing or description is required by applicable law.
          (b) Except as set forth on Section 4.10(b) of the Sellers’ Disclosure Schedule, each Company Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a determination letter (or an opinion letter upon which it can rely) issued by the IRS with respect to the qualification of such Company Benefit Plan, and, to the knowledge of the Sellers, no circumstances exist which could reasonably be expected to materially and adversely affect such qualification. A copy of each determination or opinion letter referred to in the preceding sentence has previously been made available to Alon. No Company Benefit Plan, nor any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is or has been within the six years preceding the date hereof, sponsored, maintained, or contributed to by an ERISA Affiliate (i) is subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code or (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA. Except as set forth on Section 4.10(b) of the Sellers’ Disclosure Schedule, no Company Benefit Plan, nor any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, or contributed to by an ERISA Affiliate is a “multiple employer plan” within the meaning of Section 413(c) of the Code. Each Contract or Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered since January 1, 2005, in all material respects in good faith compliance with Section 409A of the Code and the proposed regulations promulgated thereunder or IRS Notice 2005-1.
          (c) Except as required by applicable law or as set forth on Section 4.10(c) of the Sellers’ Disclosure Schedule, none of the Company Benefit Plans provide any health, welfare or life insurance benefits to any former or retired employees, officers or directors of any Acquired Company or ERISA Affiliate.
          (d) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of the Sellers, threatened against, or with respect to, any of the

Company Benefit Plans or their assets, which could reasonably be expected to result in a material Liability to any Acquired Company. To the knowledge of the Sellers, none of the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor is currently auditing or reviewing any Company Benefit Plan, and neither an Acquired Company nor any ERISA Affiliate has received notice, written or otherwise, of an impending audit or review of any such arrangements from the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.
          (e) Except as disclosed in Section 4.10(e) of the Sellers’ Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) require any Acquired Company to pay greater benefits or provide other rights under, any Contract between any Acquired Company and its officers, employees or directors (or former officers, employees or directors) or Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any such Contract or Company Benefit Plan.
          (f) Other than as required by law or as disclosed in Section 4.10(f) of the Sellers’ Disclosure Schedule, none of the Acquired Companies nor any ERISA Affiliate has made any commitment to (i) create any new Company Benefit Plans, or (ii) modify or amend any existing Company Benefit Plans which would result in a material increase in the expense of maintaining such plans above the level of expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof. In addition, other than as required by law, there has been no amendment to, written interpretation of or announcement (whether or not written) by any Acquired Company or ERISA Affiliate relating to, or change in the class of employees eligible for participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level of expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.
          (g) All material contributions, premiums or payments required to be made to date with respect to any Company Benefit Plan have been timely made.
     4.11 Labor Matters.
          (a) Section 4.11(a) of the Sellers’ Disclosure Schedule contains a list of the names of all employees of each Acquired Company as of the date of this Agreement whose annual base compensation exceeds $25,000 and their salaries or wages (or other payment terms), exemption status, dates of employment and positions.
          (b) Except as set forth on Section 4.11(b) of the Sellers’ Disclosure Schedule, no Acquired Company is a party to, or bound by, any collective bargaining agreement or Contract with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Sellers, threatened against any Acquired Company, and to the knowledge of the Sellers, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of any Acquired Company.

          (c) (i) There are no controversies pending or, to the knowledge of the Sellers, threatened between any Acquired Company and any of its employees, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; and (ii) none of the Acquired Companies has received notice of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Acquired Companies.
          (d) Except as set forth on Section 4.11(d) of the Sellers’ Disclosure Schedule, no charges have been filed claiming employment discrimination or unfair labor practices against or involving any Acquired Company by any employee or former employee of the Acquired Companies (other than charges that were fully resolved prior to the date hereof), and to the knowledge of the Sellers, no such charges are threatened.
     4.12 Environmental Matters. The Sellers have made available to Alon all environmental assessments, audit reports, testing and investigation results, and other reports relating to environmental conditions with respect to all Real Property owned or leased by the Acquired Companies which are in the possession of the Sellers or the Acquired Companies or any of their agents. Except as set forth on Section 4.12 of the Sellers’ Disclosure Schedule, to the knowledge of the Sellers:
     (i) each Acquired Company has been and currently is in material compliance with all applicable Environmental Laws;
     (ii) (A) each Acquired Company has obtained all Environmental Permits necessary for the operation of the Business as it is currently being operated, (B) all such Environmental Permits are in full force and effect, (C) no appeal nor any other action is pending, or is threatened, to revoke any such Environmental Permit, (D) each Acquired Company is in compliance with its Environmental Permits, and (E) to the extent required by applicable Environmental Law, each Acquired Company has timely filed all applications necessary to renew or obtain any necessary Environmental Permit, except, in each case for subclauses (A) through (E), where such failure has not had and could not be reasonably expected to have a Material Adverse Effect on the Company; and the Sellers have provided Alon with copies of all such material Environmental Permits;
     (iii) with regard to the properties currently or formerly owned or operated by any of the Acquired Companies, there was and has been no Release of any Hazardous Materials that could reasonably be expected to result in any material Liability under the Environmental Laws;
     (iv) no Acquired Company has disposed or arranged to dispose of any Hazardous Materials on any third party property that could reasonably be expected to result in any material Liability under the Environmental Laws;
     (v) none of the Acquired Companies or the Sellers has received any notices, demand letters, complaints, claims or requests for information from any

Governmental Entity or any other Person indicating that an Acquired Company may be in violation of, or liable under, any Environmental Law;
          (vi) none of the Acquired Companies or their respective properties are subject to any order or decree of any Governmental Entity or any Contract with any Government Entity arising under any Environmental Law, or is a party to any indemnity or other Contract with any third party which could reasonably be expected to result in any Liability under any Environmental Law; and
          (vii) none of the properties currently owned or operated by the Acquired Companies are subject to any Liens imposed by any Governmental Entity in connection with the presence on or off such property of any Hazardous Materials.
     4.13 Related Party Transactions. Except as set forth in Section 4.13 of the Sellers’ Disclosure Schedule, none of the Sellers, the Excluded Company, or any Affiliate (other than the Acquired Companies) or Relative of any of the foregoing Persons:
          (i) has, or at any time since December 31, 2003 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the operations of the Acquired Companies;
          (ii) owns, or at any time since December 31, 2003 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (A) business dealings or a material financial interest in any transaction with any Acquired Company, or (B) engaged in competition with any Acquired Company with respect to the business of any Acquired Company (a “Competing Business”) in any market presently served by any Acquired Company, except for ownership (of record or as a beneficial owner) of less than three percent of the outstanding Capital Stock of any Competing Business that is publicly traded on any national or foreign stock exchange, the Nasdaq Stock Market or the over-the-counter market; or
          (iii) has any claim or right against any Acquired Company, or is a party to any Contract with any Acquired Company.
     4.14 Business Activities.
          (a) There is no judgment, injunction, order, decree, or other action pending before a Governmental Entity or, to the knowledge of the Sellers, being considered by a Governmental Entity, which has or would have the effect of restricting the conduct of business of any of the Acquired Companies.
          (b) None of the Sellers nor, to the knowledge of the Sellers, any director, officer, agent, employee, consultant or contractor of any Acquired Company, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services that is illegal (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company, or established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.
          (c) All of the prices charged by any Acquired Company in connection with the marketing or sale of any of its products have been in material compliance with all applicable laws and regulations. No claims are pending or, to the knowledge of the Sellers, threatened against any Acquired Company with respect to discriminatory pricing, price fixing, unfair competition, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices.
     4.15 Real Property.
          (a) Section 4.15(a) of the Sellers’ Disclosure Schedule lists (by location and description) all real property currently owned by any of the Acquired Companies, which together with all easements, rights of way and other appurtenances thereto and all buildings, structures, fixtures and improvements located thereon (other than fixtures and improvements which are the property of tenants under applicable Contracts) shall be referred to as the “Owned Real Property”.
          (b) Section 4.15(b) of the Sellers’ Disclosure Schedule lists all real property currently leased by any of the Acquired Companies, which together with any Acquired Company’s rights in all of the buildings, structures, fixtures and improvements located thereon shall be referred to as the “Leased Real Property”.
          (c) As to the Owned Real Property, each of the Acquired Companies has good and indefeasible title, free and clear of all Liens, excepting only Liens for Taxes and assessments not yet delinquent, Liens relating to the indebtedness described in Section 4.4(a) of the Sellers’ Disclosure Schedule, or Contracts not required to be disclosed thereon because the amount thereof does not meet the disclosure threshold for such schedule, and such other easements, restrictions and covenants presently of record, unrecorded Liens of which the Sellers have no knowledge, and other imperfections of title which have not, and could not be reasonably expected to, individually or in the aggregate, materially reduce the value of the Real Property for its present use or materially interfere with the present use of the Real Property by the Acquired Company, in each case, taken as a whole (collectively, the “Permitted Liens”). The foregoing representation shall be interpreted as would a special warranty of title that can be breached only if (1) a failure or impairment in title first occurs with respect to any such Owned Real Property due to a defect or claim arising on or before the Closing Date by, through or under the Sellers or any of the Acquired Companies (during the time that such Acquired Companies were held, directly or indirectly, by the Sellers), but no further, or (2) during the shorter of the (i) period of ownership of the Owned Real Property by the applicable Acquired Company and (ii) the period of ownership of the applicable Acquired Company, directly or indirectly, by the Sellers, a failure or impairment of title has first occurred with respect to the Owned Real Property that remains open and uncured as of the Closing.

          (d) As to the Leased Real Property, each of the Acquired Companies has good and valid title to the leasehold estate and the right to quiet enjoyment, free and clear of all Liens, except Permitted Liens.
          (e) Except as set forth in Section 4.15(e) of the Sellers’ Disclosure Schedule, no condemnation, eminent domain, or similar proceeding exists or is pending with respect to any Owned Real Property, or to the Sellers’ knowledge exists or is pending with respect to any Leased Real Property, or to the Sellers’ knowledge, is threatened, with respect to any such Real Property.
          (f) Except as set forth in Section 4.15(f) of the Sellers’ Disclosure Schedule, to Sellers’ knowledge, each Acquired Company has obtained all permits and rights-of-ways which are currently required to allow vehicular and pedestrian ingress and egress to and from the Real Property.
          (g) Except this Agreement, no Acquired Company is a party to any option to purchase or sell, right of first refusal to purchase or sell or agreement for the sale and purchase of the Owned Real Property to any Person.
          (h) Except pursuant to Contracts disclosed on Section 4.4 of the Sellers’ Disclosure Schedule, or Contracts not required to be disclosed thereon because the amount thereof does not meet the disclosure threshold for such schedule, other than the Acquired Companies, there are no parties in possession of any portion of the Owned Real Property or Leased Real Property, as lessees, subtenants, or tenants at sufferance, or trespassers. The Real Property and pipelines constitute all the parcels, tracts of land, buildings, fixtures and improvements that are used or held for use primarily in connection with the Business.
          (i) To the Sellers’ knowledge, Section 4.15(i) of the Sellers’ Disclosure Schedule sets forth (i) a description of all pipelines owned or operated by the Acquired Companies and (ii) a list of all easements, rights of way, property use agreements, line rights, and real property licenses and permits (including right-of-way permits from railroads and road crossing permits or other rights-of-way permits from Governmental Entities) and all other right, title and interest of any of the Acquired Companies in and to real property by, through and under which any pipelines are operated and which are necessary for the operation or maintenance of such pipelines. To the Sellers’ knowledge, (i) such material pipeline easements of the Acquired Companies are in full force and effect, and there is no pending modification or cancellation of such easements, and (ii) except for (A) any matters that have been settled and resolved prior to the date hereof or (B) matters disclosed on Section 4.15(i)(B) of the Sellers’ Disclosure Schedule, no Acquired Company has received any written notice from any third party that (1) such Acquired Company is in material default under any material easement, right of way, property use agreement, line right, real property license or permit, (2) there exists any easement gap affecting any material pipeline owned or used by such Acquired Company, and (3) any such pipeline is not located within applicable easement boundaries.

     4.16 Intellectual Property.
          (a) Section 4.16(a) of the Sellers’ Disclosure Schedule sets forth a true and complete list of all patents, trademarks, trade names, service marks, internet domain names and copyrights and applications for registration of any of the foregoing, owned, used, filed by or licensed to any of the Acquired Companies, in each case which are, individually or in the aggregate, material to the Acquired Companies.
          (b) Except as set forth in Section 4.16(b) of the Sellers’ Disclosure Schedule, the Acquired Companies own, free and clear of any and all Liens, or are licensed or otherwise possess legally enforceable rights to use, without payment to any other Person, all Intellectual Property that is used in the Business as currently conducted, except where the failure to own, be licensed or to possess such rights has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such Intellectual Property in any material respect.
          (c) To the knowledge of the Sellers, (i) the conduct of the Business does not conflict with the valid Intellectual Property rights of others and (ii) there are no conflicts with or infringements of any of the Intellectual Property of the Acquired Companies by any other Person. Except as set forth on Section 4.16(c) of the Sellers’ Disclosure Schedule, no other Person has any rights in or right to use any of the Intellectual Property owned by any of the Acquired Companies.
     4.17 Inventories. The inventories shown on the Most Recent Balance Sheet or thereafter acquired by the Acquired Companies consist of items of a quantity and quality usable or salable in the ordinary course of business, except for obsolete items and items below standard quality, all of which have been written off or written down to net realizable value in the Most Recent Balance Sheet, or will be written off or written down, as of the Closing Date, on the accounting records of the Acquired Companies consistent with past practice. The quantities of each item of inventory (whether raw materials or finished product) of the Acquired Companies are reasonable under the circumstances. The value of the inventories on the Most Recent Balance Sheet reflects the inventory valuation policy of the Company, which is consistent with its past practice.
     4.18 Accounts Receivable. Section 4.18 of the Sellers’ Disclosure Schedule sets forth the accounts receivable as of the date of the Most Recent Balance Sheet, which schedule also sets forth the aging of each such account receivable. Such accounts receivable arose in the ordinary course of business of the Acquired Companies and have been collected or, to the knowledge of the Sellers, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Most Recent Balance Sheet. The accounts receivable of the Acquired Companies arising after the Most Recent Balance Sheet Date arose in the ordinary course of business and have been collected or, to the knowledge of the Sellers, will be collectible in the book amounts thereof, less allowances for doubtful accounts to be included on the accounting records of the Acquired Companies, as of the Closing Date, determined in accordance with GAAP and consistent with past practices of the Company.

     4.19 Other Assets.
          (a) Except as set forth in Section 4.19 of the Sellers’ Disclosure Schedule, the Acquired Companies own, and have good and valid title to, all other material assets reflected on the Most Recent Balance Sheet or thereafter acquired (except those sold or otherwise disposed of since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of this Agreement), in each case free and clear of all Liens except:
          (i) such Liens as are set forth in Section 4.19 of the Sellers’ Disclosure Schedule;
          (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes or assessments which are not due and payable or which may thereafter be paid without penalty;
          (iii) Liens which secure Debt issued pursuant to agreements listed in Section 4.4(a) of the Sellers’ Disclosure Schedule; and
          (iv) other immaterial imperfections of title or encumbrances, if any.
          (b) All of the books and records of the Acquired Companies (including without limitation, the financial records) are true, complete and accurate in all material respects and have been maintained in accordance with generally accepted business practices.
          (c) The assets and rights of the Acquired Companies are sufficient to conduct the Business as conducted as of the date hereof and constitute all of the material operating assets currently used by the Acquired Companies in the Business (subject to changes after the date hereof permitted under Section 6.1).
     4.20 Insurance.
          (a) The Acquired Companies have insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of law and all Contracts to which any Acquired Company is a party or by which it is bound. Section 4.20(a) of the Sellers’ Disclosure Schedule contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies in effect since January 1, 2005 that insure the business, operations or employees of the Acquired Companies or the assets of the Acquired Companies, whether issued to the Acquired Companies or to any other Person for the benefit of the Acquired Companies (the “Insurance Policies”). Except for expirations or terminations in the ordinary course, all such Insurance Policies will remain in full force and effect with respect to periods prior to the Closing Date.
          (b) There is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all Insurance Policies have been paid, and each Acquired Company is otherwise in compliance with the terms of such policies. Except for (i) Insurance

Policies terminated or expired prior to the date hereof and (ii) premium increases disclosed on Section 4.20(b) of the Sellers’ Disclosure Schedule, to the Seller’s knowledge, there is no threatened termination of, or material premium increase with respect to, any of the Insurance Policies.
          (c) Section 4.20(c) of the Sellers’ Disclosure Schedule contains a listing of all material open claims made or otherwise asserted by the Acquired Companies against any Insurance Policy as of the date hereof. All material claims under the Insurance Policies have been filed in a timely fashion.
          (d) To the knowledge of the Sellers, none of the Acquired Companies has failed to disclose any fact to the insurance companies or failed to take any other action, the consequences of non-disclosure or failure to take action would reasonably be expected to render any Insurance Policy void or voidable.
     4.21 Bank Accounts. Section 4.21 of the Sellers’ Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which any Acquired Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
     4.22 No Brokers. Except as disclosed in Section 4.22 of the Sellers’ Disclosure Schedule, the Sellers have not directly or indirectly (including through the Acquired Companies) entered into any Contract with any Person, or taken any other action, which may result in the obligation to pay any investment banking or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
     4.23 Customers and Suppliers. Section 4.23(a) of the Sellers’ Disclosure Schedule sets forth (a) a list of the ten largest customers of the Acquired Companies collectively based on sales during the year ended December 31, 2005, showing the approximate total sales by the Acquired Companies to each such customer during the year ended December 31, 2005, and (b) a list of the ten largest suppliers of the Acquired Companies collectively based on purchases during the year ended December 31, 2005, showing the approximate total purchases by the Acquired Companies from each supplier during the year ended December 31, 2005. Except as set forth on Section 4.23(b) of the Sellers’ Disclosure Schedule, to the knowledge of the Sellers, since January 1, 2005 through the date hereof, there has not been any material adverse change in the business relationship of the Acquired Companies with any customer or supplier named in Section 4.23(a) of the Sellers’ Disclosure Schedule.
     4.24 Limitations on Representations and Warranties.
          (a) To the Sellers’ knowledge, (i) the Sellers have heretofore made available to Alon, all material, documentary information pertaining to the assets, properties, businesses and operations of the Acquired Companies (including, but not limited to, data and information concerning: accounts receivable and payable; commercial contracts or other financial commitments; real and personal property interests belonging to the Acquired Companies; operating licenses and/or permits needed to conduct the business of the Acquired Companies; the personnel of the Acquired Companies and their compensation and employee benefits; and Intellectual Property used by the Acquired Companies; and taxation matters), and (ii) the Sellers have provided Alon with all such information that Alon has requested. TO THE SELLERS’ KNOWLEDGE, THEY HAVE NOT KNOWINGLY PROVIDED, AND WILL NOT KNOWINGLY PROVIDE, FALSE, MISLEADING OR INCORRECT INFORMATION TO ALON, AND HAVE NOT KNOWINGLY WITHHELD (AND WILL NOT KNOWINGLY WITHHOLD) MATERIAL INFORMATION ABOUT THE ACQUIRED COMPANIES, BUT EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE SELLERS HAVE MADE AND ARE MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE ACCURACY, RELIABILITY, COMPLETENESS OR DEPENDABILITY OF ANY DATA OR INFORMATION THAT THE SELLERS HAVE PROVIDED OR WILL PROVIDE TO ALON IN CONNECTION WITH THIS AGREEMENT.
          (b) To the Sellers’ knowledge, Alon is not in breach, as of the date hereof, of any of the representations or warranties of Alon contained in this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ALON
     Alon represents and warrants to the Sellers, as follows:
     5.1 Existence; Good Standing; Corporate Authority.
          (a) Alon is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
          (b) Alon is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect on Alon. Alon has all requisite corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted. Alon is not in violation of any order or decree of any Governmental Entity, or any law, ordinance, or regulation to which Alon or any of its properties or assets is subject, except where such violation, individually or in the aggregate, has not and could not reasonably be expected to have a Material Adverse Effect on Alon.
     5.2 Authorization, Validity, and Effect of Agreements. Alon has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it. The consummation by Alon of the transactions contemplated herein and therein has been duly authorized by all requisite corporate action on the part of Alon, and no further corporate action is required to consummate the transactions contemplated hereby. This Agreement constitutes, and the other Transaction Documents to be executed by Alon (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Alon, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or at law.
     5.3 No Violation; Litigation.
          (a) Neither the execution and delivery by Alon of this Agreement or the other Transaction Documents, nor the consummation by Alon of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof, will:
          (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws of Alon;
          (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any material Contract to which Alon or its Subsidiaries is a party, or by which Alon or its Subsidiaries or any of their respective properties or assets are bound; or
          (iii) require any material consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person (other than under the HSR Act) required to be obtained by Alon.
          (b) There is no action, suit or proceeding, claim, arbitration or investigation pending against Alon or its assets or business or as to which Alon has received any written notice of assertion, which could reasonably be expected (i) to have a Material Adverse Effect on Alon, or (ii) to prevent or materially alter or delay the transactions contemplated by this Agreement.
     5.4 No Brokers. Neither Alon nor any of its Affiliates has entered into any Contract with any Person, or taken any other action, which may result in the obligation to pay any investment banking or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
     5.5 Funds. Alon will have at the Closing Date the funds necessary to consummate the Stock Purchase in accordance with this Agreement.
     5.6 Investment Purpose. Alon is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Shares for its own account and not with a view to a sale or distribution thereof in violation of any securities laws and will not sell or distribute any of the Shares in violation of any securities laws. Alon has the present intention of holding the Shares for investment purposes.
     5.7 Access to Information.
          (a) During the course of the negotiation of this Agreement, Alon has reviewed or been afforded the opportunity to review all information provided to it by the Sellers and has had the opportunity to ask questions of and receive answers to its satisfaction from representatives of the Sellers concerning the Acquired Companies, the Shares and the Options, and to obtain any additional information reasonably requested by it.
          (b) Alon has relied solely on its own review of the Acquired Companies and the representations of the Sellers made in Articles III and IV of this Agreement and in the Transaction Documents and not on any other representations made by or on behalf of the Sellers or their representatives.
          (c) Alon has expertise in evaluating and investing in private placement transactions of securities of companies similar to the Acquired Companies and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Shares.
          (d) EXCEPT AS OTHERWISE EXPRESSLY STATED TO THE CONTRARY IN THIS AGREEMENT, ALON ACKNOWLEDGES AND AGREES THAT IT SHALL AT THE CLOSING (OR, IF APPLICABLE, THE ASSET PURCHASE DATE) ACCEPT THE PROPERTY AND ASSETS OF THE ACQUIRED COMPANIES IN AN “AS IS” AND “WHERE IS” CONDITION WITH ALL FAULTS, SUBJECT TO THE PROVISIONS OF SECTION 6.1. IN PARTICULAR, BUT WITHOUT LIMITATION, ALON ACKNOWLEDGES THAT EXCEPT FOR THE SELLERS’ EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE SELLERS DO NOT MAKE AND THE SELLERS, THEIR AFFILIATES AND AGENTS HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO TITLE, MERCHANTABILITY, QUALITY, VALUE, CONDITION, SAFETY, CONFORMITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF ANY ASSETS OR OTHER PROPERTIES OF THE ACQUIRED COMPANIES.
          (e) ALON ACKNOWLEDGES THAT IT IS ENGAGED IN AND EXPERIENCED IN THE BUSINESS OF OWNING AND OPERATING REFINERIES. ALON ACKNOWLEDGES THAT, EXCEPT FOR THE SELLERS’ EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, IT IS ENTERING INTO THIS AGREEMENT AND WILL PERFORM ITS OBLIGATIONS HEREUNDER (INCLUDING THE STOCK PURCHASE) ON THE BASIS OF ALON’S OWN INVESTIGATION, JUDGMENT AND CONCLUSIONS OF THE VALUE OF THE ACQUIRED COMPANIES AND THE BUSINESS AND THE CONDITION OF THE PROPERTY, ASSETS, BUSINESS AND OPERATIONS OF THE ACQUIRED COMPANIES (INCLUDING PHYSICAL AND ENVIRONMENTAL CONDITION) AND OF ALL OTHER MATTERS RELATING TO SUCH VALUE AND SUCH PROPERTY, ASSETS, BUSINESS AND OPERATIONS.
          (f) To the knowledge of Alon, the Sellers are not in breach, as of the date hereof, of any of the representations or warranties of the Sellers contained in this Agreement.

ARTICLE VI
COVENANTS
     6.1 Conduct of Business. Except (i) as expressly contemplated in this Agreement, or (ii) with the express written approval of Alon (which approval shall not be unreasonably withheld or delayed), during the period from the date hereof to the earlier of the termination of this Agreement or the Closing Date, the Sellers shall cause the Acquired Companies:
          (a) to conduct their respective operations in the ordinary course, in substantially the same manner as heretofore conducted;
          (b) to use commercially reasonable efforts to (i) preserve their respective business organization and goodwill, (ii) keep available the services of their respective employees in the ordinary course and (iii) maintain satisfactory relationships with their customers, suppliers and other Persons having business relationships with them;
          (c) to confer on a regular basis with one or more representatives of Alon, including to report material operational matters and any proposals of the Acquired Companies to engage in material transactions, and to provide such other information as Alon may reasonably request;
          (d) not to amend the organizational documents of the Acquired Companies;
          (e) to notify Alon within three Business Days of (i) any material change in the condition (financial or otherwise) of the business, properties, assets or liabilities of any of the Acquired Companies, or (ii) any material litigation or investigations or hearings of any Governmental Entity against any Acquired Company;
          (f) not to (i) issue any Capital Stock, effect any stock split or combination, reclassify its Capital Stock or otherwise change its capitalization, (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any of its Capital Stock, (iii) increase any compensation or benefits or enter into or amend any employment, severance, termination or similar Contract with any of its employees, officers or directors, except for (A) ordinary increases in compensation and benefits to employees consistent with past practice, (B) employment arrangements with new employees that are consistent with employment arrangements for similarly situated employees, and (C) arrangements that relate to the Employee Cash Bonuses, (iv) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for (A) changes which may be required by applicable law or (B) plans that relate to the Employee Cash Bonuses, or (v) increase the amount, or expand the scope, of any indemnification currently provided for employees, officers or directors;
          (g) not to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its Capital Stock (other than the distribution of the equity interests in the Excluded Company to the Sellers); or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its Capital Stock or that of any of the other Acquired Companies;

          (h) except in the ordinary course of business consistent with past practice to (i) use best efforts to maintain the assets of the Acquired Companies in substantially the same condition existing as of the date of this Agreement, (ii) not sell, lease or otherwise dispose of any assets, or enter into any commitment to do so (other than entry into an agreement to sell, and consummation of the sale, of the 1031 Assets to Alon, as contemplated herein); and (iii) not move any asset to any location other than the Real Property;
          (i) not to (i) incur or assume any Debt or issue any Debt securities, (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other Person; (iii) modify in any manner adverse to any of the Acquired Companies any outstanding Debt of the Acquired Companies; or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any Lien of any kind in respect to such asset, except (A) the incurrence of Debt under the Revolving Credit Agreement under subclause (i) to the extent necessary to pay the Employee Cash Bonuses, and (B) in each case, actions in the ordinary course of business consistent with past practice;
          (j) not to materially change any of its accounting principles or practices, except as required pursuant to GAAP or applicable law;
          (k) not to:
          (i) enter into any Contract that would be required to be listed on Section 4.4(a) of the Sellers’ Disclosure Schedule, or amend any Material Contract (provided that (A) the Acquired Companies may enter into Contracts without such approval if such Contracts relate to the supply of products to the Acquired Companies in the ordinary course of business consistent with past practice or the sale or distribution of products for any Acquired Company in the ordinary course of business, which (1) are for a term of no more than 90 days or are cancelable by it on no more than 90 days’ notice and without liability, penalty or premium or (2) require payments of no more than $500,000 in any twelve month period, and (B) the Acquired Companies may enter into Contracts without such approval to the extent necessary or advisable to permit a change in administrator of the Company’s 401(k) plan and to modify the waiting period for eligibility under such plan);
          (ii) authorize any new capital expenditure or expenditures (except in the ordinary course of business consistent with past practice or pursuant to Contracts listed in Section 4.4(a) of the Sellers’ Disclosure Schedule) which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $500,000 for the Acquired Companies, as a whole; or
          (l) not to pay, discharge or satisfy any Liabilities, other than (A) the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected, reserved against or disclosed in the Most Recent Balance Sheet or incurred in the ordinary course of business thereafter consistent with past practice or (B) the repayment of the Subordinated Debt in accordance with this Agreement;

          (m) not to settle or compromise any material pending or threatened suit, action or claim, except settlements or compromises in the ordinary course of business solely for monetary payments to be paid prior to the Closing;
          (n) not to make any material Tax election (other than in a manner consistent with prior practices of the Acquired Companies), file any Tax Return (other than Tax Returns due), settle or compromise any material Tax Liability (other than Taxes due) or agree to an extension of a statute of limitations with respect to any material amount of Tax (other than extensions for filing Tax Returns), except to the extent the amount of any such Tax, settlement or compromise has been reserved for in the Most Recent Balance Sheet; provided, Alon shall not unreasonably withhold or delay consent as to such matters;
          (o) not to loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any Contract or other transaction with, or otherwise make any payments to any Seller, the Excluded Company, or any of their respective Affiliates (other than the Acquired Companies); except payments of salary and advancement of expenses in the ordinary course, consistent with past practice, to Sellers, in their capacity as employees of the Acquired Companies); and
          (p) not to take any action or agree to take any action described in Sections 6.1(a) through (o).
     During the period from the date hereof until the termination of this Agreement or the Closing Date, the Sellers shall not exercise any right to require the Company to redeem any of the Shares.
     6.2 Further Action.
          (a) Alon and the Sellers shall promptly prepare and file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), but in no event later than five Business Days after the date hereof, and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.
          (b) Upon the terms and subject to the conditions of this Agreement, the Sellers, on the one hand, and Alon, on the other hand, shall use commercially reasonable efforts, and with respect to clause (i), Alon shall use its best efforts, to take, or cause to be taken, all other actions, and to do, or cause to be done, all other things necessary, proper or advisable (i) to consummate, and make effective as promptly as practicable the transactions contemplated in this Agreement, (ii) to obtain in a timely manner all waivers, consents and approvals with respect to the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, including to obtain the HSR Approval, to obtain the release of the Bank Pledge and to obtain the consents set forth in Section 4.4(d) of the Sellers’ Disclosure Schedule, and (iii) otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to its obligations under this Agreement.

          (c) Without limiting subsections (a) and (b) of this Section 6.2, Alon shall take all actions necessary to obtain the HSR Approval, provided however, Alon shall not be required to agree to commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including the Company after consummation of the transaction contemplated by this Agreement) in each case existing as of the date of this Agreement in connection with or as a condition to obtaining HSR Approval.
          (d) The Sellers shall deliver the notices and request the consents set forth on Section 4.4(d) of the Sellers’ Disclosure Schedule as soon as practicable after the date hereof, and the parties shall pursue such consent requests in a good faith and diligent manner. The Sellers further agree to provide Alon with detailed progress reports on such requested consents on at least a weekly basis.
          (e) Within one Business Day after the Company’s receipt thereof, the Sellers shall deliver to Alon true and complete copies of the consolidated balance sheet and related consolidated statements of operations, retained earnings and cash flows for the Company and its Subsidiaries as of and for the year ended December 31, 2005 audited by the independent public accountants of the Company with such accountants’ unqualified reports attached thereto (the “2005 Financial Statements"). With respect to each calendar month ending after December 31, 2005 and prior to the earlier of termination of this Agreement or the Closing Date, the Sellers shall provide monthly financial statements for such calendar month (the “Interim Statements") to Alon, within two Business Days following the time such financial statements are completed.
     6.3 Access to Information; Confidentiality.
          (a) From the date hereof until the termination of this Agreement or the Closing Date, upon reasonable notice and subject to applicable laws, the Sellers shall cause the Acquired Companies to afford Alon and its accountants, counsel, and other representatives, during normal business hours and subject to the Seller’s reasonable security requirements, access to all of the properties and assets, books, Contracts, records and personnel of the Acquired Companies reasonably requested by Alon. Alon shall, and shall cause its advisors and representatives to:
          (i) conduct its investigation in such a manner that will not unreasonably interfere with the normal operations, customers or employee relations of the Acquired Companies, and
          (ii) treat as confidential in accordance with the terms of the Confidentiality Agreement all such information obtained hereunder or in connection herewith and not otherwise known to them prior to execution of the Confidentiality Agreement.
          (b) From the date hereof until the termination of this Agreement or the Closing Date, each party shall furnish promptly to the other a copy of all filings made by such party or its Affiliates with any Governmental Entity in connection with the transactions contemplated in this Agreement and all written communications received from such Governmental Entities related thereto.
          (c) The Sellers shall, and shall cause their respective employees, accountants, counsel, consultants, advisors, agents and Affiliates to hold, in confidence, unless compelled to disclose by judicial, administrative or other legal process or by other requirements of law or disclosed in a legal proceeding brought by a party hereto to enforce its rights or in the exercise of its remedies hereunder, all proprietary and confidential documents and information of or concerning Alon and its Affiliates, and if the Closing occurs, the Acquired Companies, and their respective businesses and affairs, except to the extent that such information is or becomes generally available to the public other than as a direct result of the disclosure of any such information by a Seller or any of their respective Affiliates after the Closing Date.
          (d) Neither the Sellers nor, prior to the Closing, any of the Acquired Companies shall, without the prior written consent of Alon, terminate, amend, modify or waive any provision of any confidentiality or similar agreement pertaining to proprietary or confidential documents or information of or concerning the Acquired Companies or their respective businesses to which any of the Sellers or any Acquired Company is a party. Each of the Sellers and, prior to the Closing, the Acquired Companies shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including using commercially reasonable efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction over the matter.
          (e) Each party shall promptly notify the other parties orally and in writing if such party becomes aware (unless such party knows that the other party has actual knowledge) of:
          (i) (A) the material inaccuracy at any time of any representation or warranty contained in this Agreement of any party, (B) the material breach of any covenant or agreement under this Agreement of any party, or (C) the inability of such party to comply with or satisfy in any material respect any covenant, condition or agreement under this Agreement;
          (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated in this Agreement or the other Transaction Documents;
          (iii) any notice or other communication from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; and
          (iv) any change that could reasonably be expected to have a Material Adverse Effect on the Company, or could reasonably be expected to delay or impede the ability of Alon to fulfill its obligations set forth herein.
     6.4 Publicity. The initial press release and other public communications relating to this Agreement shall be in the form heretofore approved by the parties, and thereafter until the Closing Date or termination of this Agreement, the Sellers and Alon shall, subject to their respective legal obligations (including requirements of stock exchanges and similar Governmental Entities), consult with each other, and use reasonable efforts to agree upon the text of any press release or other public communication, before issuing any such press release or public communication with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.
     6.5 Expenses; Law Firms.
          (a) Except as set forth herein, all costs and expenses (including fees of attorneys, accountants and brokers or finders) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided however, Alon, on the one hand, and the Sellers, on the other hand, shall each be responsible for one half of (i) all filing fees in connection with the filings required by the HSR Act, (ii) all fees of the entity providing the inventory measurement as set forth in Schedule 2.4(b), and (iii) the premium for the Tail Policy. Notwithstanding the foregoing, if the Stock Purchase is consummated, all legal, accounting, financial advisory, consulting, investment banking, brokers and finders fees and expenses incurred by the Company or the Sellers relating to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby, and obtaining all authorizations, consents, orders or approvals of, or declarations or filings with, all Governmental Entities in connection with such transactions, including fees and other expenses under the HSR Act, for inventory measurement and the Tail Policy (the “Company Transaction Expenses”) shall be paid by the Company prior to the Closing Date in accordance with Section 2.3(a).
          (b) Alon acknowledges that the law firms representing the Sellers and the Company in connection with the Stock Purchase listed on Schedule 6.5 have long-standing relationships with the Sellers, and notwithstanding any payment by the Company of any legal fees of the Sellers or the Acquired Companies pursuant to Section 6.5(a), in the event of any dispute or potential dispute between the parties hereto, the Sellers may desire to engage one or more of such law firms to advise the Sellers in connection with such dispute or potential dispute or any other matter. Accordingly, Alon hereby agrees that it shall not, and shall not permit any of the Acquired Companies to, assert any claim that such representation of the Sellers by such law firms in any such matter creates an impermissible conflict of interest with the interests of the Acquired Companies (or any one of them) under the applicable rules of professional conduct. If the Closing occurs, to the extent of any such potential conflict of interest, Alon hereby waives, on behalf of itself, and the Acquired Companies, any such conflict, and with a full understanding of the implications of such potential conflicts of interest, provides its informed consent to the representation of the Sellers by any or all of such law firms in any such matters that may be adverse to Alon or the Acquired Companies.
     6.6 Employee Matters.
          (a) Until December 31, 2007, Alon shall cause the Acquired Companies to provide the continuing employees of the Acquired Companies employee benefits that are substantially equivalent to those provided to such employees as of the Closing Date by the Acquired Companies. Such benefits shall be provided though Company Benefit Plans, Alon benefit plans or policies, or a combination of the foregoing, as determined by Alon in its discretion. Following the Closing, Alon shall recognize the years of service of each continuing employee of the Acquired Companies with the Acquired Companies prior to the Closing Date for all purposes (other than benefit accrual under a defined benefit pension plan) under the employee benefit plans and policies of Alon; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service or to the extent that such service was not recognized under the corresponding Company Benefit Plan. To the extent that the continuing employees of the Acquired Companies become covered by any Alon group health plan, Alon shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under such plans to be waived with respect to such continuing employees of the Acquired Companies and their eligible dependents, to the extent satisfied under a corresponding Company Benefit Plan, and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the date such employees become eligible to participate in such Alon group health plan for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any such plan. For purposes of this Section 6.6, “continuing employee of the Acquired Companies” means an employee of the Acquired Companies as of the Closing Date.
          (b) Nothing contained in this Section 6.6 shall confer upon any employee of the Acquired Companies any right to continued employment or participation in any Company Benefit Plan at any time after the Closing Date.
          (c) If within one year after the Closing Date, the employment of any continuing employee of the Acquired Companies is terminated by the Acquired Company employer of such continuing employee (excluding any termination which is concurrent with the hiring of such continuing employee by another Acquired Company or an Affiliate of such Acquired Company), for other than cause (as defined under applicable law), the Acquired Companies shall pay such employee a lump sum, promptly after such termination, equal to the product of (i) two weeks of such employee’s base salary immediately prior to such termination (excluding any overtime or bonus payments) and (ii) the number of years of continuous service of such continuing employee with the Acquired Companies. The foregoing payments shall not apply to any continuing employee of the Acquired Companies who is party to a Contract with one of the Acquired Companies that provides for severance benefits upon termination of the employment of such employee or any continuing employee subject to a collective bargaining agreement or other labor contract.
          (d) Alon shall be solely responsible for any required notice and payments under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state statutes, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting any continuing employees of the Acquired Companies occurring on or after the Closing Date. The Sellers shall be solely responsible for causing the Acquired Companies to provide any required notice and payments under the WARN Act, and any similar state statutes, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting any employees of the Acquired Companies before the Closing Date.

          (e) Prior to the Closing, the Sellers shall take all actions necessary to terminate the participation in the Company Benefit Plans, effective as of the Closing Date, of each Person that is not an Acquired Company, including, without limitation, Signal Hill Petroleum Inc.
     6.7 Third Party Acquisition.
          (a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement, each of the Sellers, and their Affiliates (including the Acquired Companies) and their respective officers, directors, trustees, employees, representatives (including, without limitation, any investment banker, attorney or accountant) and agents shall immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition, and none of the Sellers, their Affiliates (including the Acquired Companies) nor any of their respective officers, directors, trustees, employees, representatives (including, without limitation, any investment banker, attorney or accountant) or agents shall, directly or indirectly, encourage, solicit, participate in or initiate any inquiries, discussions or negotiations with or, except as expressly required to comply with the provisions of the Agreement listed on Schedule 6.7, provide any information or access to any Person concerning any potential Third Party Acquisition or otherwise facilitate any effort to make a Third Party Acquisition. The Sellers shall promptly communicate to Alon the existence or occurrence and the terms of any potential Third Party Acquisition or contact related to any potential Third Party Acquisition that the Sellers, their Affiliates (including the Acquired Companies) or any of their respective officers, directors, trustees, employees, representatives or agents, receive in respect of such a proposed transaction, and the identity of the Person from whom such proposal or contact was received.
          (b) “Third Party Acquisition” means the acquisition by a Person or group, other than Alon or any Affiliate of Alon, in a single transaction or series of transactions, of any of the Capital Stock or the operating or other tangible assets of any of the Acquired Companies (other than inventory in the ordinary course of business), or any interest therein, whether by sale or other disposition of Capital Stock, sale, lease or other disposition of assets, merger or otherwise, or any other transaction that would interfere with the Stock Purchase; provided however, a Third Party Acquisition shall not include the Option Purchase or the distribution of the Excluded Company to the Sellers.
     6.8 Restrictive Covenants.
          (a) For a period of two years from the Closing Date, each of the Sellers shall not, and each Seller shall cause each of its Affiliates under its control not to, directly or indirectly:
          (i) perform any act to encourage the following: (A) soliciting or recruiting any employees of the Acquired Companies; (B) soliciting or encouraging any employee of the Acquired Companies to leave the employment of the Acquired Companies; or

          (ii) solicit or encourage any contractor or other supplier of the Acquired Companies to terminate or adversely alter in any material respect any relationship such supplier may have with any of the Acquired Companies.
          Notwithstanding the foregoing, nothing herein shall prohibit general solicitations by the Sellers or their Affiliates not directed at any specific employees of the Acquired Companies, including any newspaper advertisements or internet job postings.
          (b) The Sellers acknowledge that if they violate any of the covenants contained in Section 6.8(a) (collectively, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to Alon and, in addition to any other remedies Alon may have, Alon shall be entitled to temporary or permanent injunctive relief without the necessity of proving actual damages. Each Seller shall be solely liable for a breach by such Seller of the covenants contained in this Section 6.8, and such liability shall not be joint. The non-prevailing party or parties shall be severally liable to pay all costs, including reasonable attorneys’ fees and expenses, that the prevailing party or parties may incur in enforcing or defending, to any extent, any of the Restrictive Covenants.
     6.9 Directors; Indemnification.
          (a) Effective as of the Closing Date, the Sellers shall cause all directors of the Acquired Companies to resign.
          (b) From and after the Closing, Alon shall cause the Acquired Companies to continue to honor, with respect to all persons who served as directors and/or officers of the Acquired Companies prior to the Closing, the provisions of their respective organizational documents relating to the exculpation and indemnification of their respective directors and officers as such provisions are in effect on the date hereof.
          (c) Prior to the Closing, the Sellers may, or may cause the Company to, obtain a “tail” policy providing for coverage comparable to that provided under the Company’s director and officer liability and employment practices insurance as in effect on the date hereof in respect of claims made during a period ending six years after the Closing Date with respect to the current and former directors and officers of the Company (the “Tail Policy”).
     6.10 Employee Cash Bonuses. At or prior to the Closing, the Company may pay cash bonuses (the “Employee Cash Bonuses”) to certain employees of the Company designated by the Sellers, in their sole discretion (the “Designated Employees"). The Sellers shall notify Alon in writing at least one Business Day prior to the Closing Date of the aggregate amount of the Employee Cash Bonuses and the amount to be paid to each Designated Employee, which amounts shall be determined in the sole discretion of the Sellers.
     6.11 Termination of the Stockholder Agreement. On or before the Closing Date, the Sellers shall terminate the Stockholder Agreement.

     6.12 Sellers’ Representative.
          (a) The Sellers shall until at least five years after the Closing Date maintain a representative (the “Sellers’ Representative”) for purposes of:
          (i) giving and receiving notices and communications to or from Alon (on behalf of itself or any other Alon Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Holdback Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Holdback Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by a Seller individually);
          (ii) authorizing deliveries to Alon of cash out of the Holdback Amount in satisfaction of claims asserted by Alon (on behalf of itself or any other Alon Indemnified Party, including by not objecting to such claims) for which the Sellers are jointly liable;
          (iii) objecting to such claims pursuant to Article VII;
          (iv) consenting or agreeing to, negotiating, entering into settlements and compromises of, and prosecuting and defending litigation, arbitration or other proceedings with respect to, such claims;
          (v) asserting, negotiating, entering into settlements and compromises of, and prosecuting and defending litigation, arbitration or other proceedings with respect to, any other claim by any Alon Indemnified Party against the Sellers for which they are jointly liable, in each case relating to this Agreement, the Holdback Escrow Agreement or the transactions contemplated hereby or thereby; and
          (vi) taking all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.
          No Seller will have any right to receive any such notice or communication or take any of the foregoing actions individually.
          (b) Within 10 Business Days after the date hereof the Sellers shall appoint the initial Sellers’ Representative, and notify Alon in writing as to the identity of such person. The Sellers (or their successors), may elect replacements to the Sellers’ Representative by the affirmative vote of at least three of the four Sellers, provided that Alon is notified in writing thereof (including written agreement by such replacement to serve as the Sellers’ Representative as set forth herein). Each of the Sellers acknowledge that actions taken, consents given and representations made by the Sellers’ Representative on behalf of the Sellers pursuant hereto shall be binding upon the Sellers. This appointment and grant of power and authority by each Seller is coupled with an interest and is irrevocable and shall not be terminated by any act of the Seller or by operation of law, whether by the death or incapacity of the Seller or by the occurrence of any other event. The Sellers’ Representative is authorized by the Sellers to take any action on behalf of the Sellers to facilitate or administer the transactions contemplated hereby, including without limitation, amending this Agreement, and executing such other documents or instruments as the Sellers’ Representative deems necessary or appropriate.

     6.13 Release. In consideration of the payments of the Purchase Price by Alon to the Sellers, but subject to Section 6.9, each Seller hereby gives the following general release effective as of the Closing Date.
          (a) Each Seller on behalf of himself or itself and his or its agents (including its trustees, if applicable), successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges each of Alon, the Acquired Companies, and their respective partners, stockholders, members, directors, officers and agents, and respective successors and assigns (collectively, the “Released Parties”), to the extent not prohibited by applicable law, from any and all charges, complaints, claims, obligations, promises, agreements, controversies, damages, causes of action, suits, demands, remedies, costs, losses, debts, expenses and fees, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, including those arising out of or in connection with (i) the Seller’s employment with any of the Acquired Companies, if any, (ii) any equity or other interests the Seller may have or claim to have in the Acquired Companies, and (iii) the assets, properties, business, operations and Liabilities of the Excluded Company, whether before, on or after the Closing Date, or the existence of Hazardous Materials in or on soils, sediments, surface water or groundwater at, on, under or from such assets and properties, in each case arising from events, occurrences or circumstance prior to the Closing (the “Claims”). Each Seller represents that he or it has not heretofore assigned or transferred or purported to have assigned or transferred to any Person any Claims released, acquitted and forever discharged herein. This general release shall not affect any rights that the Sellers may have which arise solely under this Agreement, including payment of the Purchase Price, or that arise after the Closing Date.
          (b) Each Seller acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Claims. Each Seller expressly acknowledges and agrees that this general release is intended to include in its effect, without limitation, all Claims which Seller does not know or suspect to exist in his or its favor at the time hereof, and this general release contemplates the extinguishment of any and all such Claims. In this regard, each Seller expressly waives the provisions of Section 1542 of the California Civil Code, which states:
          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Furthermore, each Seller hereby expressly waives and relinquishes any rights and benefits he or it may have under other statutes or common law principles of similar effect. Each Seller understands that the facts under which he or it gives this full and complete release and discharge of the Released Parties may hereafter prove to be different than now known or believed by such Seller and such Seller hereby accepts and assumes the risk thereof and agrees that his or its full and complete release and discharge of the Released Parties shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts.

     6.14 Distribution of Excluded Company. Subject to compliance of Alon with its obligations in Section 6.19, on or before the Closing Date, the Sellers shall cause all of the equity interests in the Excluded Company to be transferred to the Sellers in their Pro Rata Portion as a distribution in partial redemption of the stock of the Company.
     6.15 Subordinated Debt. On or before the Closing Date, the Sellers shall cause the Company to repay to the Sellers the principal amount of the Subordinated Debt. For the avoidance of doubt, the net effect of such repayment shall not result in any adjustment to the Purchase Price.
     6.16 Holdback Escrow Agreement. At or prior to the Closing, Alon and the Sellers shall, and shall use commercially reasonable efforts to cause the Escrow Agent to, execute the Holdback Escrow Agreement.
     6.17 Casualty; Condemnation. In the event that, after execution of this Agreement but prior to the Closing Date, any material asset of the Acquired Companies is subject to (a) loss, destruction or damage (a “Casualty”), or (b) condemnation or partial condemnation by a Governmental Entity (a “Condemnation”), all proceeds from any insurance claims, condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation (i) received by any Seller or any Affiliate of a Seller, whether before, on or after the Closing Date, shall be promptly paid over to the Company, or (ii) received by the Company whether before, on or after the Closing Date, shall be retained by the Company (and may, for the avoidance of doubt, at the Company’s sole option, be used to repair any such loss, destruction or damage). Any party receiving a notice of Casualty or Condemnation shall notify all other parties to this Agreement in accordance with Section 11.3.
     6.18 Title Commitments. Prior to the Closing, Alon may in its sole discretion obtain a title commitment (the “Title Commitment”) for one or more ALTA title insurance policies (the "Title Policies”) to be issued by a title company selected by Alon (the “Title Company”) and a survey (the “Survey”) with respect to each parcel of Owned Real Property and Leased Real Property. Each Title Commitment shall list as exceptions all matters that may affect title to such Owned Real Property, including, without limitation, all easements, covenants, restrictions, Liens, encumbrances, tenancies and other exceptions to title affecting title to the applicable parcel of Real Property (collectively, the “Exceptions”) and shall include copies of all instruments creating such Exceptions. Alon may following its review of any Title Commitment and no more than ten days after receipt of the Title Commitment, provide the Acquired Companies with written notice of objection to any Exceptions (other than the Permitted Liens, except Permitted Liens which are unrecorded Liens) that it claims constitutes a title or survey defect that first occurred during the period such Owned Real Property was owned by the Acquired Companies, or if a shorter period, during the period the applicable Acquired Company was owned, directly or indirectly, by the Sellers (the “Title Objections”). The Acquired Companies shall use commercially reasonable efforts to cure or remove such Title Objections to Alon’s reasonable satisfaction prior to Closing; provided however, so long as the Acquired Companies have used commercially reasonable efforts to cure or remove such Title Objections, the cure or removal of such Title Objections shall not be a condition of Alon to close the transactions contemplated hereby. Sellers and the Acquired Companies agree to reasonably cooperate with Alon in executing any documents reasonably requested by the Title Company which may be necessary to issue the Title Policies, including providing any affidavit reasonably requested by the Title Company or Alon to evidence the payment or satisfaction of any Liens, to evidence the payment of any Taxes affecting the Owned Real Property, or to evidence the satisfaction of any other matter which Alon may be required to establish in order to obtain the Title Policies or any endorsement thereto (other than in each case, Permitted Liens, except Permitted Liens which are unrecorded Liens, if satisfied). Alon shall pay the premium for the Title Policies, fees for title searches and costs of any endorsements or deletions to the Title Policies. In addition, Alon shall pay for the costs of Surveys, if any, that Alon elects to obtain with respect to the Real Property or any portion thereof.
     6.19 Bank Facilities.
          (a) At the Closing, Alon will pay to, or make available to the Company for payment to, the lenders under the Term Loan Agreement an amount sufficient to repay the principal and accrued but unpaid interest outstanding thereunder as of the Closing Date, together with all Prepayment Penalties and other amounts due to such lenders in connection with such repayment. The Sellers will cause the Company to apply all funds made available to it pursuant to the immediately preceding sentence to the payments to the lenders under the Term Loan Agreement in the manner contemplated by the immediately preceding sentence.
          (b) The Sellers and the Acquired Companies shall comply with all reasonable requests of Alon to assist Alon in its efforts to (i) cause the Revolving Credit Agreement, and the ability of the Company to effect borrowings thereunder and under the credit facilities provided for therein, to remain in full force and effect immediately after and unaffected by the Closing (subject to Alon pledging the Shares as security for the Acquired Companies’ obligations thereunder if and to the extent requested by the lenders thereunder) or (ii) cause all Liens securing indebtedness and other amounts due under the Revolving Credit Agreement to be released effective as of the Closing (subject to Alon’s fulfillment of its obligations under the immediately succeeding sentence). If, as of five Business Days prior to the Closing, the parties have not received the consent of the lenders under the Revolving Credit Agreement to, as of the Closing, (i) keep the Revolving Credit Facility in full force and effect after the Closing, (ii) release all existing guarantors, sureties, and indemnitors (other than the Acquired Companies) of or under the Revolving Credit Agreement, and any related agreements executed in connection with the Revolving Credit Agreement, from their respective obligations, and (iii) fully reconvey the Upper Bluff Property from any recorded deed of trust encumbering the Upper Bluff Property granted in connection with the Term Loan Agreement, then Alon, at the Closing, shall pay to, or make available to the Company for payment to, the lenders under the Revolving Credit Agreement an amount sufficient to repay the principal and accrued but unpaid interest outstanding thereunder as of the Closing Date, together with all Prepayment Penalties and other amounts due to such lenders in connection with such repayment.

ARTICLE VII
SURVIVAL; INDEMNIFICATION
     7.1 Survival of Representations and Warranties; Effect of Materiality Qualifiers.
          (a) The representations and warranties made in this Agreement shall survive the Closing as follows:
          (i) the representations and warranties in Sections 3.1, 3.2, 4.1(a), 4.2, 4.3(a) and (c), 4.15(c), 5.1(a) and 5.2 shall survive the Closing indefinitely;
          (ii) the representations and warranties in Sections 4.9 and 4.10 shall survive until 90 days after the applicable statute of limitations (subject, in the case of Section 4.9, to the covenants of Alon in Section 8.2(c) regarding granting of extensions of any statute of limitations and its covenant to timely file);
          (iii) the representations and warranties in Sections 4.12, 4.22 and 5.4 shall survive the closing and will not terminate until the third anniversary of the Closing Date; and
          (iv) all other representations and warranties in this Agreement shall survive the Closing and will not terminate until the first anniversary of the Closing Date (the “First Holdback Termination Date”);
provided, however, that if a written notice of a claim under Section 7.2(a)(i) or 7.2(b)(i) has been given pursuant to Section 7.4 prior to the expiration of the applicable survival period, then the party giving such notice shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim has been finally resolved.
          (b) The covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely (subject to the expiration of the statute of limitations, or termination of rights under laches or other equitable bar to the matters covered thereby).
          (c) Subject to Section 7.3(a) and (b), for purposes of this Article VII, in determining (i) whether any representation or warranty in this Agreement was true and correct as of any particular date and (ii) the amount of any Damages in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded.
     7.2 Indemnification.
          (a) Each of the Sellers shall, jointly and severally, indemnify and hold harmless Alon, its Affiliates (including the Acquired Companies following the Closing) and each of their respective officers, directors, employees, agents, successors and assigns (the “Alon Indemnified Parties”) from any and all costs, expenses, losses, Liabilities, damages, amounts paid in settlement, claims, interests, awards, judgments, fines, diminution of value and penalties

(including reasonable legal, accounting and consulting fees and expenses and any other reasonable out-of-pocket expenses) actually suffered or incurred by them (including in connection with any action, suit or proceeding brought or otherwise initiated by any of them) (collectively "Damages”), arising out of or resulting from:
               (i) any failure of any representation or warranty made by the Sellers in this Agreement or any of the other Transaction Documents to be true and correct as of the Closing Date; provided however, that each Seller shall be solely liable for a breach by such Seller of the representations and warranties of such Seller in Article III, and such liability shall not be joint;
               (ii) any breach of any covenant of the Sellers contained in this Agreement required to be performed on or prior to the Closing;
               (iii) any breach of any covenant of the Sellers contained in this Agreement, by its terms, required to be performed after the Closing; provided however, that each Seller shall be solely liable for a breach by such Seller of the covenants contained in Section 6.8, and such liability shall not be joint;
               (iv) the Employee Cash Bonuses or the Company Transaction Expenses; and
               (v) the assets, properties, business, operations and Liabilities of the Excluded Company, whether before, on or after the Closing Date, or the existence of Hazardous Materials in or on soils, sediments, surface water or groundwater at, on, under or from such assets and properties, in each case arising from events, occurrences or circumstances prior to the Closing.
          (b) Alon shall indemnify and hold harmless the Sellers and their Affiliates and each of their respective officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) from any and all Damages arising out of or resulting from:
               (i) any failure of any representation or warranty made by Alon in this Agreement or any of the other Transaction Documents to be true and correct as of the Closing Date;
               (ii) any breach of any covenant of Alon contained in this Agreement; and
               (iii) the conduct of the business and operations of the Acquired Companies after the Closing Date.
     7.3 Other Limitations.
          (a) Except for claims based on fraud or intentional misrepresentations by the Sellers and claims relating to the matters arising under Section 3.1, 3.2, 4.1(a), 4.2 or 4.3(a) and (c) to which the thresholds described in this Section 7.3(a) shall be inapplicable, the Sellers shall have no liability (for indemnification or otherwise) with respect to (i) any individual claim based on an occurrence, event or circumstance relating to the matters described in Section 7.2(a)(i), unless the Damages with respect to such claim exceed $85,000, or (ii) the matters described in Section 7.2(a)(i) until the total of all Damages with respect to such matters exceeds $2,000,000, and then only for the amount by which such Damages exceed $2,000,000 (and for such purpose, no claims excluded under clause (i) shall be included in determining if such aggregated Damages have been met).
          (b) Except for claims based on fraud or intentional misrepresentations by Alon and claims relating to the matters arising under Section 5.1(a) or 5.2, Alon shall have no liability (for indemnification or otherwise) with respect to (i) any individual claim based on an occurrence, event or circumstance relating to the matters described in Section 7.2(b)(i), unless the Damages with respect to such claim exceed $85,000, or (ii) the matters described in Section 7.2(b)(i) until the total of all Damages with respect to such matters exceeds $2,000,000, and then only for the amount by which such Damages exceed $2,000,000 (and for such purpose, no claims excluded under clause (i) shall be included in determining if such aggregated Damages have been met).
          (c) In no event will the Sellers’ liability (for indemnification or otherwise) with respect to the matters in Section 7.2(a)(i) exceed, in the aggregate, $40,000,000, provided however, (i) the Sellers’ liability for claims or causes of action arising from fraud or intentional misrepresentation by the Sellers or arising from the representations and warranties contained in Sections 3.1, 3.2, 4.1(a), 4.2 and 4.3(a) and (c) shall not be limited to $40,000,000 (collectively, with fraud and intentional misrepresentation, the “Excluded Claims”); provided that with respect to the Excluded Claims, in no event shall the aggregate liability of the Sellers for Damages relating to the Excluded Claims exceed the Purchase Price. Notwithstanding the foregoing, if the Alon Indemnified Parties are entitled to recover any Damages relating to claims or causes of action arising from the Excluded Claims or the matters set forth in Sections 7.2(a)(ii), (iii), (iv) or (v), the Alon Indemnified Parties shall first satisfy such claims for indemnification from the Holdback Amount, and if the Holdback Amount is depleted and shall be insufficient to pay the full amount of such Damages, then such amounts shall be paid by the Sellers.
          (d) Only the Sellers’ Representative, on behalf of the Seller Indemnified Parties, may assert a claim for indemnification against Alon pursuant to this Article VII.
          (e) The amount of any Damages subject to indemnification hereunder shall be reduced by any insurance proceeds actually received by the indemnified party from an unrelated third party on account of such Damages prior to the time payment by the indemnifying party is due and payable under this Agreement. In the event that the indemnifying party pays to or on behalf of an indemnified party any amount in respect of Damages subject to indemnification under this Article VII prior to the indemnified party’s receipt, directly or indirectly, of any insurance proceeds on account of such Damages from an unrelated third party which duplicate, in whole or in part, the payment made by the indemnifying party to or on behalf of the indemnified party, the indemnified party shall remit to the indemnifying party an amount equal to the amount of the insurance proceeds actually received by the indemnified party on account of such Damages which duplicate, in whole or in part, the payment made by the indemnifying party to or on behalf of the indemnified party.

          (f) The amount of any Damages subject to indemnification hereunder shall be reduced by the amount of any net Tax benefit actually realized by such Person after the Closing Date on account of such Damages prior to the time payment by the indemnifying party is due and payable under this Agreement. In the event that the indemnifying party pays to or on behalf of an indemnified party any amount in respect of Damages subject to indemnification under this Article VII and, subsequent to such payment the indemnified party actually realizes a net Tax benefit on account of such Damages, the indemnified party shall remit to the indemnifying party an amount equal to the amount of such net Tax benefit actually realized on account of such Damages.
          (g) Notwithstanding anything contained herein to the contrary, the Sellers shall have no liability hereunder for any Damages to the extent specific reserves for such Damages were reflected on the Closing Date Financial Statements and had the effect of reducing the Closing Date Adjusted Book Value.
          (h) If Alon commences any legal proceedings seeking indemnification hereunder, it shall use commercially reasonable efforts (for a period of 30 days) to serve, and join in such action, all of the Sellers potentially liable therefor. Notwithstanding the foregoing, except as expressly set forth herein, each of the Sellers shall be jointly and severally liable to the Alon Indemnified Parties hereunder for 100% of the Damages to which the Alon Indemnified Parties are entitled under this Agreement. Nothing herein shall effect the rights of such Sellers to contribution from the other Sellers.
          (i) Except for matters disclosed in the Sellers’ Disclosure Schedule, to the extent that such matters constitute exceptions to the Sellers’ representations and warranties, and provided, in the case of Alon, it is in material compliance with its representations and warranties in Section 5.7(f) and its covenants in Section 6.3(e), and in the case of the Sellers, they are in material compliance with their respective representations and warranties in Section 4.24(b) and their covenants in Section 6.3(e), no right or remedy of any Person shall be limited in any respect by any investigation made by such Person, the knowledge of such Person of any breach of any provision of this Agreement or any inaccuracy of any representation, warranty or certificate contained herein or delivered pursuant hereto, or the decision of such Person to consummate the transactions contemplated by this Agreement.
     7.4 Procedures Relating to Indemnification Involving Third Party Claims.
          (a) In order for an indemnified party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the indemnified party (a “Third Party Claim”), such indemnified party must promptly notify the indemnifying party in writing of the Third Party Claim after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The notice of claim shall describe in reasonable detail the facts known to the indemnified party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. Thereafter, the indemnified party shall promptly deliver to the indemnifying party after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim. In the event the provisions of Section 8.4 are inconsistent with any provision of this Article VII, the provisions of Section 8.4 shall control with respect to the contest of Tax matters. In the event that more than one Seller is an indemnifying party hereunder, the indemnified party may provide the notices and other communications required pursuant to this Section 7.5 solely to the Sellers’ Representative.
          (b) The Sellers’ Representative, on behalf of the Sellers (if the indemnified party is an Alon Indemnified Party), or Alon (if the indemnified party is a Seller Indemnified Party), as applicable, shall be entitled to assume and control the defense of such Third Party Claim at its expense (or, in the care of the Sellers’ Representative, at the expense of the Sellers) and through counsel of its choice if it gives written notice of its intention to do so to the indemnified party within 30 calendar days of the receipt of the notice of claim from the indemnified party in which case the indemnifying party shall not be liable to the indemnified party for any fees of counsel or any other expenses with respect to the defense of such Third Party Claim; provided, however, that if the indemnified party reasonably determines based upon written advice of counsel that a conflict of interest exists that would make it inappropriate for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel at the expense of the indemnifying party; provided, further, that the indemnifying party shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Third Party Claim in the same jurisdiction, in addition to one firm of local counsel. In the event that the Sellers’ Representative or Alon exercises the right to undertake any such defense against such Third Party Claim as provided above, the indemnified party shall cooperate with the Sellers’ Representative or Alon, as applicable, in such defense and make available to the Sellers’ Representative or Alon, as applicable, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the indemnified party’s possession or under the indemnified party’s control relating thereto as is reasonably requested by or on behalf of the indemnifying party. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to the indemnified party, at the indemnifying party’s expense, all such witnesses, records, materials and information in the indemnifying party’s possession or under the indemnifying party’s control relating thereto as is reasonably requested by the indemnified party.
          (c) No compromise or settlement of such Third Party Claim may be effected by either the indemnified party, on the one hand, or the Sellers’ Representative (if the indemnified party is an Alon Indemnified Party) or Alon (if the indemnified party is a Seller Indemnified Party), on the other hand, without the consent of the other (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Sellers’ Representative (if the indemnified party is an Alon Indemnified Party) or Alon (if the indemnified party is a Seller Indemnified Party) may pay, settle or compromise a Third Party Claim without the written consent of the indemnified party, so long as such settlement includes (i) an unconditional release of the indemnified party from all Liability in respect of such Third Party Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

     7.5 Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Sellers’ Representative (if the indemnified party is an Alon Indemnified Party) or to Alon (if the indemnified party is a Seller Indemnified Party), as applicable, which notice of claim shall describe in reasonable detail the facts known to the indemnified party giving rise to such indemnification claim, and the amount or good faith estimate of the amounts thereof. Such claims shall be paid promptly after receipt of such notice, unless such claim is disputed, in which case it shall be promptly paid upon resolution of such dispute, if any payment is then due.
     7.6 Mitigation of Damages.
          (a) Alon and the Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that Alon or the Sellers shall fail to make commercially reasonably efforts to mitigate or resolve any claim or liability, which efforts are proposed by the other party, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Damages to the extent the same could reasonably be expected to have been avoided if Alon or the Sellers, as the case may be, had made such efforts following such proposal.
          (b) If any Alon Indemnified Party requests any payment from the Sellers in respect of any Damages pursuant to Section 7.2(a) and the Acquired Companies or the Alon Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Sellers, the Alon Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Sellers to recover from the Potential Contributor any amount paid by the Sellers to the Alon Indemnified Parties.
     7.7 Sole and Exclusive Remedy. Should the Closing occur, except as set forth in the Confidentiality Agreement and Section 6.8(b), (i) Alon’s sole and exclusive remedies for any breach of the representations, warranties or covenants of the Sellers under this Agreement and any other Transaction Documents (other than claims of or causes of action arising from fraud or intentional misrepresentation by the Sellers), shall be the remedies provided in this Article VII and Article VIII, and Alon hereby waives, from and after the Closing, any and all other remedies (other than claims of or causes of actions arising from fraud or intentional misrepresentation by the Sellers) which may be available at law or equity for any breach or alleged breach of the representations, warranties and covenants of the Sellers hereunder, and (ii) the Sellers’ sole and exclusive remedies for any breach of the representations, warranties or covenants of Alon under this Agreement and any other Transaction Documents (other than claims of or causes of action arising from fraud or intentional misrepresentation by Alon), shall be the remedies provided in this Article VII and Article VIII, and each of the Sellers hereby waives, from and after the Closing, any and all other remedies (other than claims of or causes of actions arising from fraud or intentional misrepresentation by Alon) which may be available at law or equity for any breach or alleged breach of the representations, warranties and covenants of Alon hereunder. Notwithstanding the foregoing, nothing herein will limit the right of any party to seek injunctive or other equitable relief for any breach or alleged or threatened breach of any covenant in this Agreement or any other Transaction Document.
ARTICLE VIII
TAX MATTERS
     8.1 Indemnification Obligations With Respect to Taxes.
          (a) The Sellers shall be responsible for, and shall indemnify, defend and hold harmless Alon and the Acquired Companies from and against:
          (i) all Taxes of the Acquired Companies due with respect to periods ending on or prior to the Closing Date including, all Taxes of the Acquired Companies that are due with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending on the Closing Date;
          (ii) all losses resulting from any inaccuracy in or breach of the representations and warranties with respect to Tax matters that are contained in Section 4.9 or in this Article VIII and any covenants contained in this Agreement with respect to Tax matters (without giving effect to any supplement to the Sellers’ Disclosure Schedule delivered after the date hereof or any materiality qualifier), or contained in any certificate or other Transaction Document delivered pursuant hereto; and
          (iii) all losses imposed on or sustained by Alon or its Affiliates (including the Acquired Companies after the Closing Date), directly or indirectly, by reason of or in connection with the foregoing amounts.
          Notwithstanding the foregoing, the Sellers (i) shall only be liable for such amounts to the extent that such amounts are in excess of the amounts, if any, specifically reserved for such amounts (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Date Balance Sheet and (ii) shall in no event have any liability to Alon or any obligation to indemnify Alon for any Tax liability to the extent resulting from or related to the transactions contemplated by Section 2.3(d).
          (b) Alon shall be responsible for, and shall indemnify, defend and hold harmless the Sellers from and against:
          (i) all Taxes of the Acquired Companies that are due with respect to periods commencing after the Closing Date;
          (ii) all Taxes of the Acquired Companies that are due with respect to Straddle Periods to the extent attributable to the portion of the Straddle Period commencing on the day following the Closing Date;
          (iii) all losses resulting from any breach of any covenants of Alon and Alon contained in this Agreement with respect to tax matters or contained in any certificate or other Transaction Document delivered by Alon pursuant hereto;

          (iv) Taxes of the Acquired Companies that are due with respect to the transactions contemplated by Section 2.3(d); and
          (v) all losses imposed on or sustained by the Sellers or their Affiliates, directly or indirectly, by reason or in connection with the foregoing amounts.
          (c) For purposes of this Article VIII, whenever it is necessary to determine the liability for Taxes of the Acquired Companies for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Acquired Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of business on the Closing Date; provided however, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation; and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis; provided further however, except with respect to any deduction for Employee Cash Bonuses and the Company Transaction Expenses (which shall be allocated to the pre-Closing Straddle Period), Alon and Sellers agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Alon’s purchase of the Shares on Alon’s Federal income tax return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B). Notwithstanding anything to the contrary in this Section 8.1, any item of income, gain, deduction, loss or credit with respect to the transactions contemplated by Section 6.14 shall be allocated to the pre-Closing Straddle Period and any items of income, gains, deduction, loss or credit with respect to the transaction contemplated by Section 2.3(d) shall be allocated to the post-Closing Straddle Period.
          (d) Notwithstanding anything to the contrary in this Agreement, the obligations of the Sellers and Alon under this Article VIII shall be unconditional and absolute, and shall not be subject to a deductible, threshold, or similar concept, but the representations of the Sellers set forth in Section 4.9 shall be subject to the $40,000,000 cap in Section 7.3(c) and such representations shall remain in effect until 90 days after the expiration of the applicable statute of limitations as set forth in Section 7.1.
     8.2 Tax Returns.
          (a) Alon shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies that are filed after the Closing Date.
          (b) All Tax Returns that are to be prepared and filed by Alon pursuant to the preceding paragraph and that relate to Taxes for which the Sellers are liable under this Article VIII (including Straddle Period Tax Returns) shall be submitted to the Sellers not later than 15 days prior to the due date for filing of such Tax Returns, taking into account applicable extensions (or if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date). The Sellers shall have the right to review such Tax

Returns and to review all work papers and procedures used to prepare any such Tax Return. If the Sellers’ Representative, within 10 days after delivery of any such Tax Return, notifies Alon in writing that it objects to any of the items in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Alon and the Sellers. Upon resolution of all such items, the relevant Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Alon and the Sellers.
          (c) Alon shall not (and shall not cause or permit the Acquired Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period without the prior written consent of the Sellers’ Representative, which consent may not be unreasonably withheld or delayed. The Sellers shall not amend, refile, or otherwise modify any such Tax Return if such action could have an adverse affect on the liability of the Acquired Companies, without the prior written consent of Alon, which consent may not be unreasonably withheld or delayed.
          (d) All sales, use, transfer and other similar Taxes, including any stock transfer stamp Taxes resulting from the sale of the Shares, shall be borne jointly and severally by the Sellers.
     8.3 Contest Provisions.
          (a) In the event (i) any Seller or their Affiliates or (ii) Alon or its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur liability under this Article VIII, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision shall not affect a party’s right to indemnification hereunder unless such failure materially adversely affects the party’s ability to challenge such Tax audits or assessments.
          (b) The Sellers shall have the sole right to represent the interests of the Acquired Companies in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date, and to employ counsel of their choice at their expense. Notwithstanding the foregoing, the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes with respect to any Tax Return of any of the Acquired Companies which would adversely affect the liability for Taxes of Alon or the Acquired Companies for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of the loss or credit carry forwards) without the prior written consent of Alon, which consent shall not be unreasonably withheld or delayed.

          (c) Alon shall have the sole right to represent the interests of the Acquired Companies in any Tax audit or administrative or court proceeding relating to Taxes with respect to taxable periods including (but not ending on) or beginning after the Closing Date and to employ counsel of its choice at its expense, provided that Alon shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would adversely affect the liability of the Sellers for any Taxes for any period ending on or before the Closing Date or for any Straddle Period, without the prior consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed and shall not be required to the extent that Alon has indemnified the Sellers against the effects of such settlement. Where consent to a settlement is withheld by the Sellers’ Representative pursuant to this section, the Sellers may continue or initiate any further proceedings at their own expense, Alon shall not be obligated to incur any further expenses in such matter and the liability of Alon, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return.
     8.4 Assistance and Cooperation. After the Closing Date, the Sellers, on the one hand, and Alon, on the other hand, shall (and shall cause their respective Affiliates to): (a) assist the other party in preparing and filing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article VIII; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Companies; (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies; (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Acquired Companies for taxable periods for which the other may have a liability under this Article VIII; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
     8.5 Retention of Records. After the Closing Date, the Sellers, Alon and the Acquired Companies will preserve all information, records or documents relating to liabilities for Taxes of the Acquired Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes, provided that neither party shall dispose of any of the foregoing items without first offering such items to the other party.
     8.6 Refunds and Tax Benefit. Except to the extent included as current assets in the Closing Date Adjusted Book Value, any Tax refunds that are received by Alon or the Acquired Companies, and any amount credited against Tax to which Alon or the Acquired Companies become entitled, that relate to the Tax periods or portions thereof ending on or before the Closing Date (including, without limitation, the pre-Closing Straddle Period) shall be for the account of the Sellers, and Alon shall pay to the Sellers, in their Pro Rata Portions, any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Alon or the Acquired Companies of any amount accrued as a current liability in the Closing Date Adjusted Book Value, Alon shall pay such amount to the Sellers, in their Pro Rata Portions, within 15 days after receipt or entitlement thereto.

     8.7 Other Provisions. The provisions of this Article VIII (and not Section 7.2) shall govern all indemnity claims with respect to Tax matters of the Acquired Companies and the Stock Purchase pursuant to this Agreement. All indemnity payments under this Agreement and any adjustment to any payment of the Purchase Price as described in Section 2.3 shall be treated as an adjustment to the Purchase Price paid for the Shares for tax purposes.
ARTICLE IX
CONDITIONS
     9.1 Conditions to Each Party’s Obligation to Effect the Stock Purchase. The respective obligations of each party to effect the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:
          (a) all consents of any Governmental Entity required to be obtained prior to the Closing Date by the Sellers, Alon or any of their respective Affiliates in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein by the Sellers and Alon shall have been made or obtained (as the case may be), including the HSR Approval.
          (b) no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits, materially delays, makes illegal, or would be violated by consummation of the transactions contemplated in this Agreement.
     9.2 Conditions to Obligations of Alon. The obligations of Alon to effect the Stock Purchase and the other transactions contemplated hereby are also subject to the satisfaction or waiver by Alon at or prior to the Closing Date of the following conditions (provided that the condition in Section 9.2(j) may not be waived by Alon):
          (a) all of the representations and warranties of the Sellers set forth in this Agreement, shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), without regard to any materiality qualifier contained in such representations and warranties, except where the failure to be so true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect upon the consummation of the Stock Purchase;
          (b) the Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;
          (c) Alon shall have been furnished with a certificate, executed by the Sellers’ Representative, dated the Closing Date, certifying as to the fulfillment of the conditions in Sections 9.2(a) and (b);

          (d) all consents required under the Material Contracts listed on Schedule 9.2(d) in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, shall have been obtained, shall be in full force and effect and shall have been delivered to Alon;
          (e) there shall not be pending any suit, action or proceeding by any Governmental Entity, (i) seeking to obtain from Alon or any Affiliate thereof, in connection with the purchase of the Shares or the other transactions contemplated hereby, any material money damages; (ii) seeking to impose material limitations on the ability of Alon to acquire or hold, or exercise full rights of ownership of the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company; or (iii) that would likely have the effect of preventing or otherwise materially interfering with the transactions contemplated by this Agreement and the other Transaction Documents;
          (f) subject to Section 9.4, since the date of this Agreement, there shall have been no event, change, occurrence or circumstance which has had, or which reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided however, for purposes of this condition, a Material Adverse Effect on the Company shall be deemed to exclude any event, change, occurrence or circumstance resulting from (i) changes, after the date hereof, in GAAP, (ii) compliance by the Sellers or the Acquired Companies with the terms and conditions of this Agreement, (iii) changes affecting the industry in which the Acquired Companies operate which do not in any material respect disproportionately affect the Acquired Companies as a whole, compared to similarly situated companies in the same business, or (iv) any events or changes affecting general economic or capital market conditions which do not in any material respect disproportionately affect the Acquired Companies as a whole, compared to similarly situated companies in the same business;
          (g) Alon shall have received the resignations of the directors of the Acquired Companies pursuant to Section 6.9;
          (h) the Option Agreements and the Options shall have been cancelled;
          (i) the Stockholder Agreement shall have been terminated;
          (j) all Liens securing indebtedness and other amounts due under the Term Loan Agreement and, if Alon shall have become obligated pursuant to the second sentence of Section 6.19(b) to pay to, or make available to the Company for payment to, the lenders under the Revolving Credit Agreement the amounts due to the lenders thereunder as of the Closing Date, all Liens securing indebtedness and other amounts due under the Revolving Credit Agreement, shall have been released effective as of the Closing;
          (k) the Sellers and the Escrow Agent shall have executed and delivered the Holdback Escrow Agreement; and
          (l) Alon shall have received such other documents as Alon reasonably requests evidencing the satisfaction of any condition referred to in this Section 9.2.

     9.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Stock Purchase and the other transactions contemplated hereby are also subject to the satisfaction or waiver by the Sellers prior to the Closing Date of the following conditions:
          (a) all of the representations and warranties of Alon set forth in this Agreement, shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), without regard to any materiality qualifier contained in such representations and warranties, except where the failure to be so true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Alon or a material adverse effect upon the consummation of the Stock Purchase;
          (b) Alon shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;
          (c) the Sellers’ Representative shall have been furnished with a certificate, executed by a duly authorized officer of Alon, dated the Closing Date, certifying as to the fulfillment the conditions in Sections 9.3(a) and (b);
          (d) Alon shall have delivered to each Seller, such Seller’s Pro Rata Portion of the Cash Payment;
          (e) Alon shall have delivered to the Escrow Agent the Holdback Amount;
          (f) the Escrow Agent shall have delivered to each Seller, such Seller’s Pro Rata Portion of the Deposit;
          (g) Alon and the Escrow Agent shall have executed and delivered the Holdback Escrow Agreement; and
          (h) the Sellers shall have received such other documents as the Sellers’ Representative reasonably requests evidencing the satisfaction of any condition referred to in this Section 9.3.
     9.4 Remedies in the Event of Certain Material Adverse Effects on the Company.
          (a) If after the date hereof and prior to the Closing or the termination of this Agreement, there shall be an event, circumstance or occurrence that causes the failure of any condition to the obligation of Alon set forth in Section 9.2(a), (b), or (f) (a “Pre-Closing Adverse Change”) and the Damages that could reasonably be expected to result from such Pre-Closing Adverse Change (the "Damage Estimate") are in the aggregate no more than $40,000,000, then the Sellers may elect to extend the Termination Date to a date no more than 30 days after the occurrence of such Pre-Closing Adverse Change and (i) if the Damages or other effects resulting from such Pre-Closing Adverse Change are curable, to cure the Damages or other effects resulting from such Pre-Closing Adverse Change in all material respects, or (ii) in the event that such Damages or effects are not curable, or the Sellers elect not to cure such Damages or effects, the Sellers may elect to proceed with the Closing, subject to and in accordance with subsection (c) below. For purposes of determining whether the Damage Estimate is no more than $40,000,000 or more than $40,000,000 in the context of determining whether Alon is obligated to proceed with the Closing pursuant to Section 9.4(c) below, the Damage Estimate shall be determined without regard to any insurance, condemnation or other proceeds. For purposes of determining the amount of any adjustment to the Purchase Price (and, if applicable, the Cash Payment) pursuant to this Section 9.4, the Damage Estimate shall exclude any Damages to the extent that such Damages shall have or have had the effect of reducing the Purchase Price (and the Cash Payment) pursuant to Section 2.3(a) and shall be reduced by the amount of any insurance, condemnation or other proceeds previously received by the Acquired Companies (and, if so received prior to the Closing, retained by the Acquired Companies), and not included in the Closing Date Adjusted Book Value. If following any reduction in the Purchase Price (and, if applicable, the Cash Payment) pursuant to this Section 9.4, the Acquired Companies receive any insurance, condemnation or other proceeds which duplicate, in whole or in part, such reduction in the Purchase Price (and, if applicable, the Cash Payment), Alon shall remit to the Sellers in their Pro Rata Portions an amount equal to the amount of such insurance, condemnation or other proceeds actually so received by the Acquired Companies which duplicate, in whole or in part, such reduction in the Purchase Price (and, if applicable, the Cash Payment).
          (b) If after seven days following the election set forth in subsection (a)(ii) above, the parties have not mutually agreed, after using their good faith reasonable best efforts, to the amount of the Damage Estimate, the parties shall pursue such valuation and/or dispute resolution mechanisms as may be reasonably appropriate and available to the parties to permit in all due haste a determination of the amount of the Damage Estimate prior to the Termination Date, such mechanism to include each party designating one independent expert in the profession most relevant to the nature of the Damages.
     (c) (i) If prior to the Termination Date (as extended pursuant to this Section 9.4, if applicable), the parties (or their independent experts, if applicable) have mutually determined the amount of the Damage Estimate and such amount is no more than $40,000,000, and all other conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived, the parties shall proceed with the Closing and the Purchase Price (and Cash Payment) shall be reduced by the agreed amount of the Damage Estimate and the relevant condition set forth in Section 9.2, to the extent not satisfied as a result of the Post-Closing Adverse Change, shall be deemed satisfied. If, prior to the Termination Date (as extended pursuant to this Section 9.4, if applicable), the parties (or their independent experts, if applicable) have mutually determined that the Damage Estimate is greater than $40,000,000 (whether or not the specific amount of the Damage Estimate has been determined) the relevant condition set forth in Section 9.2 shall be deemed to not have been satisfied and Alon shall have all remedies available to it under this Agreement.
          (ii) If, prior to the Termination Date (as extended pursuant to this Section 9.4, if applicable), neither the parties nor their independent experts have mutually determined that the Damage Estimate is either more than $40,000,000 or not more than $40,000,000, the Sellers may elect to extend the Termination Date by an additional fifteen days and the parties’ experts shall promptly provide their respective best and good faith estimate of the Damage Estimate to a third independent expert mutually selected by the parties’ experts (the “Third Expert”), together with all information, materials, work papers and other data utilized or developed by the parties’ experts in connection with their efforts to determine the amount of the Damage Estimate.
     (A) If, prior to the Termination Date (as further extended pursuant to this clause (ii)), the Third Expert shall have determined the amount of the Damage Estimate, and such amount is no more than $40,000,000, and all other conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived, the parties shall proceed with the Closing and the Purchase Price (and Cash Payment) shall be reduced by the amount of the Damage Estimate (so determined) and the relevant condition set forth in Section 9.2, to the extent not satisfied as a result of the specific event, circumstance or occurrence giving rise to the Damage Estimate, shall be deemed satisfied.
     (B) If, prior to the Termination Date (as further extended pursuant to this clause (ii)), the Third Expert shall have determined that the Damage Estimate is greater than $40,000,000 (whether or not the specific amount of the Damage Estimate has been determined), the relevant condition set forth in Section 9.2 shall be deemed to not have been satisfied and Alon shall have all remedies available to it under this Agreement.
     (C) If, prior to the Termination Date (as further extended pursuant to this clause (ii)), the Third Expert shall have determined that the Damage Estimate is less than $40,000,000, but has not determined the specific amount of the Damage Estimate, then if all other conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived, (A) the parties shall proceed with the Closing, (B) the relevant condition set forth in Section 9.2, to the extent not satisfied as a result of the Post-Closing Adverse Change, shall be deemed satisfied, (C) the Purchase Price (and Cash Payment), shall be reduced by the Third Expert’s good faith best estimate of the amount of the Damage Estimate, and (D) the Third Expert shall, within 30 days after the Closing, make a final determination of the amount of the Damage Estimate. If the final amount of the Damage Estimate determined by the Third Expert in such 30 day period exceeds the reduction to the Purchase Price (and Cash Payment) made at Closing pursuant to the proceeding sentence, the Sellers shall promptly pay the amount of the difference to Alon. If the final amount of the Damage Estimate determined by the Third Expert is less than such reduction to the Purchase Price (and Cash Payment) made at Closing, Alon shall promptly pay the amount of the difference to the Sellers.
          (iii) If, prior to the Termination Date (as extended pursuant to this Section 9.4, if applicable) the parties or their independent experts have mutually determined that the Damage Estimate is no more than $40,000,000, but neither the parties nor their independent experts have mutually agreed to the specific amount of the Damage Estimate, then if all other conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived, (A) the parties shall proceed with the Closing, (B) the relevant condition set forth in Section 9.2, to the extent not satisfied as a result of the Post-Closing Adverse Change shall be deemed satisfied, (C) the Purchase Price (and Cash Payment) shall be reduced by the average of each parties’ expert’s good faith best estimate of the amount of the Estimated Damages, and (D) the parties’ experts shall promptly provide their best and good faith estimate of the Damage Estimate to the Third Expert, together with all information, materials, work papers and other data utilized or developed by the parties’ experts in connection with their efforts to determine the amount of the Damage Estimate. The Third Expert shall make a final determination of the amount of the Damage Estimate which determination shall be (1) either the amount of the Damage Estimate proposed by either party’s expert or an amount between such two proposals and (2) determined by such Third Expert no later than 30 days after the Closing Date. If the final amount of the Damage Estimate so determined exceeds the reduction to Purchase Price (and Cash Payment) made at Closing pursuant to the preceding sentence, the Sellers shall promptly pay the amount of the difference to Alon. If the final amount of the Damage Estimate so determined is less than such reduction to the Purchase Price (and Cash Payment) made at Closing, Alon shall promptly pay the amount of the difference to the Sellers.
          (d) For all purposes of Section 9.4(c), in the event that any Damage Estimate provided by an expert engaged pursuant to this Section 9.4 shall consist of a range of possible amounts of the Damage Estimate, the midpoint amount in such range shall be deemed to be the Damage Estimate provided by such expert.
          (e) Any mutual determination by the parties or the parties’ experts regarding the Damage Estimate, and any determination by the Third Expert regarding the Damage Estimate, shall be final and binding on the parties. Each party shall bear all costs and expenses of its respective expert and the costs and expenses of the Third Expert shall be shared equally by the parties. Each party shall act in good faith with respect to all matters arising under this Section 9.4, including in negotiating and determining the amount of any Damage Estimate and in its selection of and dealings with its respective independent expert. Each party will fully cooperate with the other party and each of the experts engaged pursuant to this Section 9.4 in the efforts to determine the amount of any Damage Estimate, including the provision of access to any property or facility of any affected Acquired Company and the provision of all information, materials, documents and other data relevant to such determination.
ARTICLE X
TERMINATION
     10.1 Termination by Mutual Consent. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing, by mutual written consent of the Sellers and Alon.
     10.2 Termination by Either Alon or the Sellers. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing by either Alon or the Sellers if any Order permanently restraining, enjoining or otherwise prohibiting the Stock Purchase shall be entered and such Order is or shall have become nonappealable, provided that (i) the party seeking to terminate this Agreement shall have complied with its obligations under Section 6.2 with respect to the removal or lifting of such Order, and (ii) the breach of or noncompliance with this Agreement by the party seeking to terminate this Agreement shall not have been the proximate cause of the issuance of the Order.
     10.3 Termination by the Sellers. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing, by the Sellers, by written notice to Alon, if:
     (a) (i) the Stock Purchase shall not have been consummated on or before the Termination Date, or
          (ii) any of the conditions set forth in Section 9.1 or 9.3 shall have become incapable of fulfillment ; provided, however, that this Agreement may not be terminated prior to the Termination Date as a result of the condition in Section 9.1 having become incapable of fulfillment so long as Alon is continuing to seek to cause the condition in Section 9.1 to be fulfilled;
provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Sellers if the breach of or noncompliance with this Agreement by any of them shall have proximately contributed to the failure referenced in this subsection (a); or
          (b) there has been a material breach by Alon of any representation, warranty, covenant or agreement of Alon contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by the Sellers to Alon and (ii) the Termination Date; provided that no Seller is then in material default or breach of this Agreement.
     10.4 Termination by Alon. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing by Alon, by written notice to the Sellers, if:
     (a) (i) the Stock Purchase shall not have been consummated on or before the Termination Date, or
          (ii) any of the conditions set forth in Section 9.1 or Section 9.2 shall have become incapable of fulfillment ; provided, however, that this Agreement may not be terminated prior to the Termination Date as a result of the condition in Section 9.1 having become incapable of fulfillment so long as Alon is continuing to seek to cause the condition in Section 9.1 to be fulfilled;
provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Alon if the breach of or noncompliance with this Agreement by it shall have proximately contributed to the failure referred to in this subsection (a); or
          (b) subject to Section 9.4, there has been a material breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Alon to the Sellers’ Representative, and (ii) the Termination Date; provided that Alon is not then in material default or breach of this Agreement.

     10.5 Effect of Termination. Each party’s right of termination under this Article X is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated, all further obligations of the parties under this Agreement will terminate, except that Sections 6.3 and 6.5 and Article XI hereof and the Confidentiality Agreement will survive. Notwithstanding the foregoing, if this Agreement is terminated by a party because of the willful breach of the Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s willful failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE XI
MISCELLANEOUS
     11.1 Entire Agreement; Assignment.
          (a) This Agreement (including the documents, schedules, exhibits and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, and all contemporaneous oral agreements and understandings among the parties hereto with respect to the subject matter hereof.
          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each of the other parties hereto; provided, however, that Alon may assign all or a portion of its rights and obligations under this Agreement to any Subsidiary of Alon without the consent of the Sellers (which such assignment shall not relieve Alon of any obligation or liability under this Agreement).
          (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     11.2 Validity. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.
     11.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:
     If to Alon:

Alon USA Energy, Inc.
7616 LBJ Frwy, Suite 300
Dallas, TX 75251
Attention: General Counsel
Facsimile No.: (972) 367-3724
with a copy to:
Jones Day
2727 North Harwood
Dallas, Texas 75201
Attention:  Mark E. Betzen
Mark T. Goglia
Fax No.: 214-969-5100
If to the Sellers (prior to the Closing):
Paramount Petroleum
14700 Downey Avenue
Paramount, CA 90723
Attn: W. Scott Lovejoy III
Facsimile Number: (562) 408-0926
with a copy to:
Songstad & Randall LLP
2201 Dupont Drive
Suite 100
Irvine, CA 92612
Attn: L. Allan Songstad, Jr.
Facsimile Number: (949) 757-1613
and
Gibson Dunn & Crutcher, LLP
4 Park Plaza
Irvine, CA. 92614-8557
Attn: Michelle Hodges
Facsimile Number: (949) 475-4703
Copies to such persons shall also be made with respect to notices sent to the Sellers’ Representative post-Closing, with notices sent to the Sellers’ Representative at the address set forth in the notice of appointment required by Section 6.12, or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.
     11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws or rules that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of the bringing of any action or suit by a party hereto against another party hereunder arising out of or relating to this Agreement, then in that event, (i) the sole forum for resolving such disputes shall be the federal courts located in Orange County, California, and each of the parties hereby irrevocably submits to such exclusive jurisdiction, and (ii) the prevailing party in such action or dispute, whether by final judgment, or out of court settlement shall be entitled to have and recover of and from the non-prevailing parties all costs and expenses of suit, including actual attorneys’ fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees (collectively "Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in (a) appeals, (b) post-judgment motions, (c) contempt proceeding, (d) garnishment, levy, and debtor and third party examination, (e) discovery, and (f) bankruptcy litigation.
     11.5 Specific Performance. The parties recognize that if the Sellers refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Alon for its injury. Alon shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of this Agreement. If any action is brought by Alon to enforce this Agreement, the Sellers shall waive the defense that there is an adequate remedy at law. In the event of a default by the Sellers which results in the filing of a lawsuit for damages, specific performance, or other remedies, Alon shall be entitled to reimbursement from the Sellers of reasonable legal fees and expenses incurred by Alon.
     11.6 Construction. The headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless the context clearly requires otherwise “or” is not exclusive, and “includes” means “includes, but is not limited to.”
     11.7 Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.
     11.8 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including any employee or former employee of the Acquired Companies (or any beneficiary or dependent thereof), except that each Alon Indemnified Party and Seller

Indemnified Party shall be a third party beneficiary with respect to Article VII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.
     11.9 Waiver. No waiver of any breach of the provisions of this Agreement will be deemed to have been made by any party, unless such waiver is expressed in writing and signed by the party against which it is to be enforced. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party’s remedies with respect to any other or continuing or subsequent breach.
     11.10 Amendments. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.
     11.11 Further Assurances; Post Closing Cooperation. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party hereto may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement. After the Closing Date, Alon shall provide the Sellers reasonable access, during normal business hours and on at least three Business Day’s prior notice, to the records of the Acquired Companies relating to periods prior to the Closing Date for any reasonable purpose. After the Closing, Alon shall cause the Acquired Companies to fulfill all of their obligations hereunder, and shall guarantee such performance.
     11.12 Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law.
     11.13 Disclosure . Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such section of the Disclosure Schedule to the extent that the applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
[Signature page follows]

[SIGNATURE PAGE — STOCK PURCHASE AGREEMENT]
     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.
“ALON”
ALON USA ENERGY, INC.,
a Delaware corporation

By:	/s/David Wiessman	By:	/s/ Jeff D. Morris

Name:	DAVID WIESSMAN,	Name:	JEFF D. MORRIS,
	Executive Chairman		President and CEO

“SELLERS”

THE CRAIG C. BARTO AND GISELE M. BARTO LIVING TRUST, DATED APRIL 5, 1991

By:	/s/ Gisele M. Barto	By:	/s/ Craig C. Barto

Name:	GISELE M. BARTO, Trustee of the	Name:	CRAIG C. BARTO, Trustee of the
	Craig C. Barto and Gisele M. Barto		Craig C. Barto and Gisele M. Barto
	Living Trust, Dated April 5, 1991		Living Trust, Dated April 5, 1991

THE JERREL C. BARTO AND JANICE D. BARTO LIVING TRUST, DATED MARCH 18, 1991

By:	/s/ Jerrel C. Barto	By:	/s/Janice D. Barto

Name:	JERREL C. BARTO, Trustee of the	Name:	JANICE D. BARTO, Trustee of the
	Jerrel C. Barto and Janice D. Barto		Jerrel C. Barto and Janice D. Barto
	Living Trust, Dated March 18, 1991		Living Trust, Dated March 18, 1991

By:	/s/ W. Scott Lovejoy III	By:	/s/ Mark R. Milano

Name:	W. SCOTT LOVEJOY III, an individual	Name:	MARK R. MILANO, an individual